Filed Pursuant to Rule 424(b)(2)
Registration No. 333-180889

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 7, 2012)

4,445,000 Shares

Common Stock

We are offering to sell up to 4,445,000 shares of our common stock, par value $1.00 per share. Our common stock is listed on the NASDAQ Global Market under the symbol “MCBI.” The last reported sale price of our common stock on the NASDAQ Global Market on May 16, 2012 was $9.72 per share.

Investing in our common stock involves risks. You should read the “Risk Factors” section beginning on page S-10 of this prospectus supplement.

	Per Share	Total
Public offering price	$9.00	$40,005,000
Underwriting discounts	$0.54	$2,400,300
Proceeds, before expenses, to us	$8.46	$37,604,700

We have granted the underwriter a 30-day option to purchase up to 666,750 additional shares of our common stock on the same terms and conditions as set forth above to cover over-allotments, if any.

None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve”), any state or other securities commission or any other federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock are not savings accounts, deposits or other obligations of any bank, thrift or other depositary institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The underwriter expects to deliver the shares of common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about May 21, 2012.

Keefe, Bruyette & Woods

The date of this prospectus supplement is May 16, 2012.

Prospectus Supplement

Prospectus

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriter, to subscribe for and purchase, any shares of our common stock and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it.

In this prospectus supplement, we frequently use the terms “we,” “our” and “us” to refer to MetroCorp Bancshares, Inc. (the “Company”) and its subsidiaries.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.metrobank-na.com. However, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus. Written requests for copies of the documents we file with the SEC should be directed to MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, Attention: Investor Relations, Telephone: (713) 776-3876.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate

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by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering (other than information “furnished” rather than “filed” and information that is modified or superseded by subsequently filed documents prior to the termination of this offering):

•

the description of our common stock that is contained in our Registration Statement on Form 8-A filed on December 7, 1998, including any amendment or report filed with the SEC for the purpose of updating such description;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	our Current Reports on Form 8-K filed on February 21, March 28, and May 10, 2012 (other than information that is furnished rather than filed in accordance with SEC rules); and

•	our Definitive Proxy Statement related to our 2012 annual meeting of shareholders, as filed with the SEC on April 6, 2012.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus supplement or the accompanying prospectus. Requests should be directed to: MetroCorp Bancshares, Inc., 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, Attention: Investor Relations, Telephone: (713) 776-3876.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements, which are based on certain assumptions and describe our future goals, plans, strategies and expectations, are generally identified by the use of the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “plan,” “strive,” “seek,” “project,” “would,” “could,” “should,” “expect” or the negative of such words and similar expressions. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are listed below, and additional important factors are set forth in the section entitled “Risk Factors” in this prospectus supplement, in the section entitled “Risk Factors” in the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement.

Forward-looking statements involve inherent risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•

changes in the strength of the United States economy in general and the strength of the local economies in which we conduct operations resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses;

•	changes in interest rates and market prices, which could reduce our net interest margins, asset valuations and expense expectations;

•	changes in the levels of loan prepayments and the resulting effects on the value of our loan portfolio;

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•

changes in local economic and business conditions which adversely affect the ability of our customers to transact profitable business with us, including the ability of borrowers to repay their loans according to their terms or a change in the value of the related collateral;

•	the concentration of our loan portfolio in loans collateralized by real estate;

•	our ability to raise additional capital;

•

the effect of compliance, or failure to comply within stated deadlines, of the provisions of the written agreement (“Agreement”) between our subsidiary MetroBank, N.A. (“MetroBank”) and the Office of the Comptroller of the Currency (“OCC”);

•

the effect of compliance, or failure to comply within stated deadlines, of the provisions of the consent order (“Order”) issued by the FDIC and California Department of Financial Institutions (“CDFI”) with respect to our subsidiary Metro United Bank (“Metro United”);

•	our ability to identify suitable acquisition candidates;

•	increased competition for deposits and loans adversely affecting rates and terms;

•	the timing, impact and other uncertainties of our ability to enter new markets successfully and capitalize on growth opportunities;

•	increased credit risk in our assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio;

•	the failure of assumptions underlying the establishment of and provisions made to the allowance for loan losses;

•	increases in the level of nonperforming assets;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on the results of operations;

•	changes in the availability of funds resulting in increased costs or reduced liquidity;

•	an inability to fully realize our net deferred tax asset;

•	a deterioration or downgrade in the credit quality and credit agency ratings of the securities in our securities portfolio;

•	increased asset levels and changes in the composition of assets and the resulting impact on our capital levels and regulatory capital ratios;

•	potential environmental risk and associated cost on our foreclosed real estate assets;

•	the potential payment of interest on commercial demand deposit accounts in order to effectively compete for clients;

•	our ability to acquire, operate and maintain cost effective and efficient systems without incurring unexpectedly difficult or expensive but necessary technological changes;

•	adverse conditions in Asia;

•	increases in FDIC deposit insurance assessments;

•	government intervention in the U.S. financial system;

•	potential interruptions or breaches in security of our information systems;

•	possible noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations;

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•	the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels; and

•

changes in statutes and government regulations or their interpretations applicable to bank holding companies and our present and future banking and other subsidiaries, including changes in tax requirements and tax rates.

In addition, from time to time we explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. Discussions regarding potential acquisitions may be commenced at any time, and may proceed rapidly, and agreements may be concluded and announced at any time. Any potential acquisition, and any combination of potential acquisitions, may be material in size relative to our existing assets and operations. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. The forward-looking statements are made as of the date of this prospectus supplement, the accompanying prospectus or the applicable document incorporated by reference into this prospectus supplement, and we do not intend, and assume no obligation, other than as required by applicable law, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus supplement, the accompanying prospectus or documents incorporated by reference into this prospectus supplement are expressly qualified by these cautionary statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information that you need to consider in making your investment decision to purchase our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein, before deciding whether to invest in our common stock. You should carefully consider the sections entitled “Risk Factors” beginning on page S-10 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page S-iii in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein to determine whether an investment in our common stock is appropriate for you.

The Company

We are a Texas based bank holding company that provides a full range of commercial and consumer banking services through our wholly owned subsidiaries, MetroBank in Texas and Metro United in California. We have 13 full service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. We have strategically opened banking offices in areas with large multicultural concentrations and intend to pursue branch opportunities in multicultural markets with significant small and medium-sized business activity. Our mission is to enhance shareholder value by maximizing profitability and operating as the premier commercial bank in each community that we serve. On a consolidated basis, as of March 31, 2012, we had approximately $1.50 billion in assets, $1.05 billion in total loans, $1.26 billion in deposits and $167.4 million in total shareholders’ equity.

As a part of our business development strategy, MetroBank opened and commenced the operation of a representative office in Xiamen, China during the fourth quarter of 2006, and a second representative office in Chongqing, China during the first quarter of 2008. The representative offices do not conduct banking activities but were established to cultivate business relationships with customers who have the potential of expanding their business in the United States.

We were formed in 1998 as a Texas corporation to serve as a bank holding company for MetroBank. We have grown through a combination of internal growth, the acquisition of community banks, including the acquisition of Metro United, and the opening of new branches. Our principal executive offices are located at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, and our telephone number at this address is (713) 776-3876. Our website is www.metrobank-na.com. The information contained on our website is not part of this prospectus supplement and the accompanying prospectus, any supplement thereto, any documents incorporated by reference into this prospectus supplement or any other report.

MetroBank, N.A.

MetroBank was organized in 1987 by Don J. Wang, MetroCorp’s current Chairman of the Board, and five other Asian-American small business owners, three of whom currently serve as directors of MetroCorp and MetroBank. The organizers perceived that the financial needs of various ethnic groups in Houston were not being adequately served and sought to provide modern banking products and services that accommodated the cultures of the businesses operating in these communities. In 1989, MetroBank expanded its service philosophy to Houston’s Hispanic community by acquiring from the FDIC the assets and liabilities of a community bank located in a primarily Hispanic section of Houston. This acquisition broadened MetroBank’s market and increased its assets from approximately $30.0 million to approximately $100.0 million. Other than this acquisition, MetroBank has accomplished its growth internally through the establishment of de novo branches in various market areas. Since MetroBank’s formation in 1987, it has established a number of branches in the greater Houston metropolitan area and currently has nine branches in Houston. In 1996, MetroBank expanded into the Dallas metropolitan area, and currently has four branches in that market. As of March 31, 2012, MetroBank had approximately $1.11 billion in assets, $745.4 million in total loans and $933.4 million in deposits.

Metro United Bank

Metro United, which was acquired in October 2005, was originally founded in 1990 in San Diego, California to meet the banking needs of the local business communities. Metro United caters its services to various businesses, professionals and individuals with diversified cultural backgrounds and focuses its lending activities primarily on commercial real estate and commercial and industrial loans. In 1999, Metro United opened its Los Angeles branch in Alhambra to serve the community along the Monterey Park/San Gabriel Valley corridor. During 2006, Metro United added four new locations to better serve its customers. It acquired a branch in Irvine from Omni Bank, N.A., opened loan production offices in San Mateo and San Francisco that were upgraded to full service branches in 2007, and established an executive office in City of Industry, which also began functioning as a full service branch in the first quarter of 2007. The City of Industry branch relocated to Rowland Heights in the third quarter of 2011. As of March 31, 2012, Metro United had approximately $396.0 million in assets, $301.1 million in total loans and $334.0 million in deposits.

Business

Our management believes that quality products and services, cross-selling initiatives, relationship building and outstanding customer service are all key elements to a successful commercial and retail banking endeavor. We continue to focus on optimizing our Texas and California operations to strengthen our platform for future growth. Specific goals include, but are not limited to: (1) improving asset quality and diversifying our loan portfolio; (2) building solid customer relationships through cross-selling initiatives, enhancing product mix and optimizing pricing structures; and (3) streamlining operational processes of our two subsidiary banks in an effort to increase efficiencies in the delivery of products and services.

In connection with our approach to community banking, we offer products designed to appeal to our niche markets and enhance profitability. We believe that we have developed a reputation as the premier provider of financial products and services to small and medium-sized businesses and consumers located in the communities that we serve. Our primary lending focus is on small and medium-sized businesses in a variety of industries. Each of our product lines is an outgrowth of our expertise in meeting the particular needs of our customers. Our principal lines of business are the following:

Commercial and Industrial Loans. Our commercial lending emphasis includes loans to wholesalers, manufacturers and business service companies. We make available to businesses a broad array of short and medium-term commercial lending products for working capital (including inventory and accounts receivable), purchases of equipment and machinery and business expansion (including acquisitions of real estate and improvements). As of March 31, 2012, our commercial and industrial loan portfolio was $344.7 million or 32.9% of the gross loan portfolio.

Real Estate Mortgage - Commercial and Residential Mortgage Loans. We originate commercial mortgage loans to finance the purchase of real property, which generally consists of developed real estate. Our commercial mortgage loans are collateralized by first liens on real estate. For MetroBank, these loans typically have variable rates and amortize over a 15 to 20 year period, with balloon payments due at the end of five to seven years. For Metro United, these loans have both variable and fixed rates and amortize over a 25 to 30 year period, with balloon payments due at the end of five to ten years. As of March 31, 2012, we had a commercial mortgage portfolio of $648.3 million or 61.8% of the gross loan portfolio. We also originate two to seven year balloon residential mortgage loans, primarily collateralized by owner occupied residential properties, with a 15 to 30-year amortization, which are retained in our residential mortgage portfolio. As of March 31, 2012, the residential mortgage portfolio was $41.6 million or 4.0% of the gross loan portfolio. We had no subprime residential mortgage loans as of March 31, 2012.

Real Estate Construction Loans. We originate loans to finance the construction of residential and non-residential properties. The majority of our residential construction loans are in Texas and are for single-family dwellings. We also originate loans to finance the construction of commercial properties such as multi-family, office, industrial, warehouse and retail centers. As of March 31, 2012, we had a real estate construction portfolio of $9.2 million or 0.9% of the total loan portfolio, of which $5.9 million was residential and $3.3 million was commercial.

Government Guaranteed Small Business Lending. Through MetroBank, we have developed an expertise in several government guaranteed lending programs in order to provide credit enhancement to our commercial and industrial and commercial mortgage portfolios and specialize in United States Small Business Administration (“SBA”) loans to minority-owned businesses. As a Preferred Lender under the SBA federally guaranteed lending program, MetroBank’s pre-approved status allows it to quickly respond to customers’ needs. Depending upon prevailing market conditions, we may sell the guaranteed portion of these loans into the secondary market, yet retain servicing of these loans. As of March 31, 2012, MetroBank had $29.1 million or 2.8% of the gross loan portfolio in the retained portion of its SBA loans.

Trade Finance. Through MetroBank, we originate trade finance loans and letters of credit to facilitate export and import transactions for small and medium-sized businesses. In this capacity, we have worked with the Export Import Bank of the United States, an agency of the U.S. Government that provides foreign accounts receivable insurance to its export customers. As of March 31, 2012, our aggregate trade finance portfolio commitments were approximately $22.1 million.

Retail Banking. We offer a variety of deposit products and services to retail customers through our branch networks in Texas and California. Retail deposit products and services include checking and savings accounts, money market accounts, time deposits, ATM cards, debit cards and online banking. We, through our subsidiary Metro United Bank, also offer consumer loan products. As of March 31, 2012, consumer loans totaled 0.5% of the total loan portfolio.

Deposits. Our lending and investing activities are funded principally by deposits. As of March 31, 2012, our total deposits were $1.26 billion with noninterest-bearing demand deposit accounts accounting for 20.5% of total deposits, interest-bearing savings, NOW, and money market accounts accounting for 41.0% and interest-bearing certificates of deposit (CDs) constituted the remaining 38.5% of total deposits.

Business Strengths

We intend to continue to execute our business strategies by capitalizing on the following organizational and operational strengths:

Our experienced management team and board members have diverse backgrounds and extensive local community connections. Our executive management team has over 80 years of banking experience, with the vast majority of those years in our local markets of operation. Our Board of Directors has over 120 years of experience on the Company board and embodies a diverse background of industry experience in finance, technology, law, medicine and education and strategic expertise in international affairs and risk management. Our high level of insider ownership, almost 20% as of March 31, 2012, signals the commitment of our management team and Board of Directors to the success of our company.

Our asset quality continues to improve. We have made consistent progress improving our asset quality as nonperforming assets totaled $57.4 million as of March 31, 2012, down 43.0% from their peak in 2009. Continued progress will allow us to shift resources from special asset maintenance to loan and revenue generation. We recently hired two marketing employees in Dallas and two in Southern California in the second quarter of 2012 to source new lending opportunities.

We effectively manage our net interest margin. We have managed to maintain a relatively consistent yield on our loan portfolio over the last four quarters despite continuing economic headwinds. We attribute this preservation of premium pricing to the strength of our customer relationships. While loan yield remained basically flat at March 31, 2012, we were successful in lowering our cost of deposits which, along with marginal loan growth, resulted in an increase net interest margin by eight basis points over the same quarter in the prior year. We believe that we have additional room for improvement as jumbo time deposits still make up 25% of total deposits as of March 31, 2012.

We operate in premier ethnic markets with attractive growth demographics and large, established ethnic populations. We operate branches in niche markets through our subsidiary banks by providing personalized service to the communities in the Houston, Dallas, San Diego, Los Angeles and San Francisco metropolitan areas. Historically, we have strategically opened branches in areas with large multicultural and Asian concentrations and intend to pursue branch opportunities in multicultural markets with significant small and medium-sized business activity. Aside from our ethnic concentration, our markets of operation are of significant size and boast attractive demographics. MetroBank, based in Texas, makes up approximately 75% of our deposit base and resides in two of the economically strongest metropolitan areas in the country. Houston and Dallas populations are expected to grow at 9.6% and 7.9% respectively, rates significantly higher than the national average. Additionally, Houston and Dallas represent the ninth and tenth largest Asian American populations in U.S. metropolitan areas. Metro United, based in California, makes up the remaining 25% of our deposit base and has locations in several of the largest Asian American populations in the country. Los Angeles, San Francisco and San Diego represent the first, third and eleventh largest Asian American populations in the U.S. These areas have significantly higher median household incomes than the national average and are expected to increase this margin.

Recent Developments

Loan Sale

In the second quarter of 2012, we sold a $7.3 million nonperforming loan of MetroBank, representing 17.4% of our nonperforming loans, on a consolidated basis, on March 31, 2012, at a minimal loss of $80,000 to book value.

The Offering

The following summary contains basic information about our common stock and is not intended to be complete and does not contain all the information that is important to you. For a more complete understanding of our common stock, you should read the section of this prospectus supplement entitled “Description of Common Stock” and any similar sections in the accompanying prospectus.

Issuer	MetroCorp Bancshares, Inc.

Common stock offered	4,445,000 shares (or 5,111,750 shares, if the underwriter exercises its over-allotment option in full).

Common stock to be outstanding after this offering	17,776,959 shares (or 18,443,709 shares, if the underwriter exercises its over-allotment option in full). (1)(2)

Dividend policy	It is Federal Reserve policy that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. In April 2009, our Board of Directors elected to suspend our common stock dividend indefinitely. The payment of any future dividends by us will be made at the discretion of our Board of Directors and will be subject to any regulatory restrictions imposed by the Federal Reserve.

Our principal source of funds to pay dividends on our common stock will be cash dividends that we receive from MetroBank and Metro United. The payment of dividends by MetroBank and Metro United to us is subject to certain restrictions imposed by federal banking laws, regulations and regulatory authorities.

Because of our participation in the CPP, as long as the Series A Preferred Stock issued to Treasury is outstanding, dividend payments on our common stock are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions. In addition, we must make payments on our junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on our common stock and we have the right to defer distributions on our junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid to holders of our common stock.

(1)	The number of shares outstanding after this offering is based on 13,331,959 shares of common stock outstanding as of May 14, 2012.

(2)	Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes (a) shares issuable pursuant to the exercise of the underwriter’s over-allotment option, (b) 864,075 shares of common stock issuable upon exercise of outstanding stock options as of May 14, 2012, with a weighted average exercise price of $13.28 per share, (c) 556,696 shares of common stock issuable pursuant to potential future awards under our equity compensation plans and (d) 771,429 shares of common stock issuable upon exercise by Treasury of a ten-year warrant with an initial exercise price of $8.75 per share issued pursuant to the CPP.

Future determination of dividends will depend on a number of factors, including, but not limited to, current and prospective earnings, capital requirements, financial condition, and other factors that the Board of Directors and regulators may deem relevant to us, MetroBank and Metro United.

Use of proceeds	We estimate that the net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $37.3 million (or approximately $43.0 million if the underwriter exercises its overallotment option in full). We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, investments at the holding company level, providing capital to support the organic growth of our subsidiary banks, and acquisitions or other business opportunities in our market areas, including FDIC-assisted transactions. We also may seek the approval of our regulators to utilize a portion of the proceeds of this offering and other cash available to us to repurchase all or a portion of our Series A Preferred Stock and a warrant to purchase shares of our common stock that we issued to Treasury. See “Use of Proceeds.”

Listing	Our common stock is listed on the NASDAQ Global Market under the symbol “MCBI.”

Risk factors	See “Risk Factors” beginning on page S-10 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before making a decision to invest in our common stock.

Summary Selected Consolidated Financial Data

You should read the following summary selected consolidated financial data with our consolidated financial statements and notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement. The following table sets forth selected financial data for us at and for each of the years in the five-year period ended December 31, 2011. The selected results of operations data for the years ended December 31, 2011, 2010 and 2009, and the selected balance sheet data as of December 31, 2011 and 2010, have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement. The selected results of operations data for the years ended December 31, 2008 and 2007 and the summary statement of financial condition data dated as of December 31, 2009, 2008 and 2007 have been derived from our audited financial statements that are not included or incorporated by reference in this prospectus supplement. Our consolidated financial statements for the fiscal year ended December 31, 2011 were audited by KPMG LLP, an independent registered public accounting firm. Our consolidated financial statements for the four fiscal years ended December 31, 2010, 2009, 2008 and 2007 were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Financial amounts as of and for the three months ended March 31, 2012 and 2011 are derived from our unaudited interim consolidated financial statements, but our management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of our results of operations and financial position as of the dates and for the periods indicated. Historical results are not necessarily indicative of future results.

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Dollars in thousands, except per share data)
Income Statement Data:
Interest income	$16,398	$17,451	$67,449	$77,451	$86,334	$97,030	$102,298
Interest expense	2,754	3,751	13,404	20,419	31,041	40,731	45,392

Net interest income	13,644	13,700	54,045	57,032	55,293	56,299	56,906
Provision for loan losses	400	330	3,725	17,578	25,713	16,649	3,145

Net interest income after provision for loan losses	13,244	13,370	50,320	39,454	29,580	39,650	53,761
Noninterest income	1,803	1,659	7,214	7,563	8,169	6,465	8,288
Noninterest expense	10,933	11,763	46,730	48,296	47,808	43,075	42,935

Income (loss) before provision for income taxes	4,114	3,266	10,804	(1,279)	(10,059)	3,040	19,114
Provision (benefit) for income taxes	1,346	1,140	4,374	(352)	(2,987)	1,205	6,939

Net income (loss)	2,768	2,126	6,430	(927)	(7,072)	1,835	12,175
Dividends—preferred stock	(598)	(605)	(2,410)	(2,410)	(2,299)	—	—

Net income (loss) available to common shareholders	$2,170	$1,521	$4,020	$(3,337)	$(9,371)	$1,835	$12,175

Per Common Share Data:
Earnings (loss) per share:
Basic	$0.16	$0.12	$0.31	$(0.28)	$(0.86)	$0.17	$1.11
Diluted	0.16	0.12	0.30	(0.28)	(0.86)	0.17	1.10
Book value	9.18	8.65	9.01	8.57	10.12	10.95	10.85
Tangible book value(1)	8.09	7.33	7.93	7.24	8.32	8.90	8.76
Cash dividends(2)	—	—	—	—	0.04	0.16	0.16
Weighted average shares outstanding (in thousands):
Basic	13,169	13,136	13,142	12,069	10,904	10,833	10,935
Diluted	13,309	13,205	13,227	12,069	10,904	10,897	11,110

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(Dollars in thousands, except per share data)

Balance Sheet Data (Period End):
Total assets	$1,501,007	$1,537,851	$1,494,531	$1,558,585	$1,589,548	$1,580,238	$1,459,706
Securities	195,261	162,613	176,435	179,751	102,412	102,104	137,749
Total loans	1,046,549	1,096,207	1,044,616	1,144,310	1,273,997	1,346,048	1,201,911
Allowance for loan losses	28,066	31,883	28,321	33,757	29,403	24,235	13,125
Goodwill and core deposit intangibles	14,428	17,508	14,442	17,529	19,656	22,333	22,583
Total deposits	1,256,827	1,271,163	1,251,575	1,294,184	1,364,167	1,269,153	1,191,043
Junior subordinated debentures	36,083	36,083	36,083	36,083	36,083	36,083	36,083
Other borrowings	26,000	56,544	26,315	56,804	25,513	139,046	99,796
Total shareholders’ equity	167,396	160,456	165,183	158,767	155,306	119,159	117,410

Balance Sheet Data (Average):
Total assets	$1,493,413	$1,539,437	$1,512,610	$1,598,027	$1,614,541	$1,546,611	$1,358,422
Securities	184,531	179,198	171,964	124,118	108,669	119,233	164,829
Total loans	1,048,717	1,125,832	1,079,549	1,218,826	1,319,770	1,294,744	1,059,654
Allowance for loan losses	28,707	34,632	31,668	34,824	25,013	15,457	12,599
Goodwill and core deposit intangibles	14,435	17,521	17,486	18,081	22,238	22,465	22,768
Total deposits	1,247,878	1,272,603	1,254,595	1,340,224	1,364,538	1,229,246	1,164,903
Junior subordinated debentures	36,083	36,083	36,083	36,083	36,083	36,083	36,083
Other borrowings	26,007	56,589	41,015	47,017	36,558	139,993	26,403
Total shareholders’ equity	167,029	160,094	163,850	158,429	163,131	122,602	113,001

Performance Ratios:
Return on average assets	0.75%	0.56%	0.43%	(0.06)%	(0.44)%	0.12%	0.90%
Return on average equity	6.67	5.39	3.92	(0.59)	(4.34)	1.50	10.77
Net interest margin	3.93	3.85	3.83	3.83	3.65	3.87	4.47
Efficiency ratio(3)	66.96	67.87	67.93	66.98	69.40	66.38	65.82

Asset Quality Ratios:
Total nonperforming assets to total loans and other real estate (ORE)	5.41%	7.45%	6.01%	7.97%	7.94%	4.27%	0.76%
Total nonperforming assets to total assets	3.83	5.39	4.27	5.95	6.47	3.65	0.62
Net charge-offs to average total loans	0.06	0.20	0.85	1.08	1.56	0.43	0.14
Allowance for loan losses to total loans	2.68	2.91	2.71	2.95	2.31	1.80	1.09
Allowance for loan losses to total nonperforming loans(4)	67.18	48.00	63.13	46.35	36.49	45.89	172.24

Capital Ratios:
Leverage ratio(5)	12.55%	11.39%	12.16%	10.75%	10.76%	8.54%	9.50%
Average shareholders’ equity to average total assets	11.18	10.40	10.83	9.91	10.10	7.93	8.32
Tier 1 risk-based capital ratio—period end	16.32	14.84	16.02	13.86	12.54	8.75	9.20
Total risk-based capital ratio—period end	17.59	16.11	17.30	15.13	13.80	10.17	10.44

(1)	Calculated by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and core deposit intangibles) by the period end basic common shares outstanding.
(2)	The amount for 2009 represents dividends paid on our common stock for the first quarter of 2009. In April 2009, we suspended regular cash dividends on our common stock for an indefinite period of time.
(3)	Calculated by dividing total noninterest expense, excluding loan loss provisions, goodwill impairment, provisions for unfunded commitments, writedowns on foreclosed assets and gains and losses on sales of foreclosed assets by net interest income plus noninterest income, excluding impairment on securities and gains and losses on securities transactions.
(4)	Total nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and troubled debt restructurings.
(5)	The leverage ratio is calculated by dividing Tier 1 capital by average assets for the period.

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2011, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Risk Factors Related to our Business

The current economic environment poses significant challenges for us and could adversely affect our business, financial condition and results of operations.

We are operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in our markets. Financial institutions continue to be affected by declines in the real estate market that have negatively impacted the credit performance of mortgage, construction and commercial real estate loans and resulted in significant write-downs of assets by many financial institutions. We retain direct exposure to the residential and commercial real estate markets, and are affected by these events. Our ability to assess the creditworthiness of customers and to estimate the losses inherent in our loan portfolio is made more complex by these difficult market and economic conditions.

A prolonged national economic recession or further deterioration in these conditions in our markets could drive losses beyond that which is provided for in our allowance for loan losses and result in the following consequences:

•	increases in loan delinquencies;

•	increases in nonperforming assets and foreclosures;

•	decreases in demand for our products and services, which could adversely affect our liquidity position; and

•	decreases in the value of the collateral securing our loans, especially real estate, which could reduce customers’ borrowing power.

A worsening of these conditions would likely exacerbate the adverse effects of these difficult economic conditions on us, our customers and the other financial institutions in our market. As a result, we may experience increases in foreclosures, delinquencies and customer bankruptcies, as well as more restricted access to funds. Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse effect on our borrowers or our customers, which could adversely affect our business, financial condition and results of operations.

Our dependence on loans secured by real estate subjects us to risks relating to fluctuations in the real estate market and related interest rates and legislation that could result in significant additional costs and capital requirements that could adversely affect our financial condition and results of operations.

Approximately 85.7% of our loan portfolio as of March 31, 2012 was comprised of loans collateralized by real estate. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A continued

weakening of the real estate market in our primary market areas could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing the loans and the value of real estate owned by us. As real estate values decline, it is also more likely that we would be required to make provisions for additional loan losses, which could adversely affect our financial condition and results of operations. In the event of a default with respect to any of these loans, amounts received upon disposal of the collateral may be insufficient to recover outstanding principal and interest on the loan. As a result, our profitability and financial condition could be adversely impacted.

As of March 31, 2012, approximately $9.2 million or 0.88% of our gross loan portfolio was in real estate construction loans. Of this amount, $5.9 million were made to finance residential construction projects, all of which were located in Texas. Further, $3.3 million of real estate construction loans were made to finance commercial construction, with 100% of these loans made to finance construction projects located in Texas. Construction loans are subject to risks during the construction phase that are not present in standard residential real estate and commercial real estate loans. These risks include:

•	the viability of the contractor;

•	the contractor’s ability to complete the project, to meet deadlines and time schedules and to stay within cost estimates; and

•	concentrations of such loans with a single contractor and its affiliates.

Real estate construction loans also present risks of default in the event of declines in property values or volatility in the real estate market during the construction phase. The current slowdown in the sales of residential properties, and the related reduction in prices, has affected construction lending activities in our market areas, and we expect that these conditions will have the effect of extending the durations of our construction loans and increasing the risk of possible loss on these loans. If any of these risks were to occur, it could adversely affect our financial condition and results of operations.

The federal banking agencies have issued guidance regarding high concentrations of commercial real estate loans within bank loan portfolios. The guidance requires financial institutions that exceed certain levels of commercial real estate lending compared with their total capital to maintain heightened risk management practices that address the following key elements: board and management oversight and strategic planning, portfolio management, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing, and maintenance of increased capital levels as needed to support the level of commercial real estate lending. If there is any deterioration in our commercial mortgage or construction portfolios or if our regulators conclude that we have not implemented appropriate risk management practices, it could adversely affect our business and result in a requirement of increased capital levels, and such capital may not be available at that time.

Our commercial mortgage loans and commercial and industrial loans expose us to increased credit risks.

Our lending efforts are primarily focused on commercial and industrial loans and commercial mortgage loans. As of March 31, 2012, commercial and industrial loans, including foreign loans, and commercial mortgage loans totaled $993.0 million. In general, commercial mortgage loans and commercial and industrial loans yield higher returns and often generate a deposit relationship, but also pose greater credit risks than do owner-occupied residential real estate loans. As our various commercial loan portfolios increase, the corresponding risks and potential for losses from these loans will also increase.

We make both secured and a limited amount of unsecured commercial loans. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Secured commercial loans are generally collateralized by accounts receivable, inventory, equipment or other assets owned by the borrower and include a personal guaranty of the business owner. Compared with real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed. Further, commercial loans generally will be serviced primarily from the operation of the business, which may not be successful, and commercial mortgage loans generally will be serviced from income on the properties securing the loans.

Our business is subject to interest rate risk and fluctuations in interest rates may materially adversely affect our earnings and capital levels.

The majority of our assets are monetary in nature and, as a result, we are subject to significant risk from changes in interest rates. Changes in interest rates can impact our net interest income as well as the valuation of our assets and liabilities. Our earnings are significantly dependent on our net interest income, which is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. We expect that we will periodically experience “gaps” in the interest rate sensitivities of its assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our position, this “gap” will negatively impact our earnings.

An increase in the general level of interest rates may also, among other things, reduce the demand for loans and our ability to originate loans. Conversely, a decrease in the general level of interest rates, among other things, may lead to an increase in prepayments on our loan and mortgage-backed securities portfolios and increased competition for deposits. Accordingly, changes in the general level of market interest rates affect our net yield on interest-earning assets, loan origination volume, market value of loans and mortgage-backed securities portfolios.

Market interest rates are affected by many factors outside of our control, including governmental monetary policies, inflation, recession, changes in unemployment, the money supply and international disorder, and instability in domestic and foreign financial markets. In view of the low interest rates on savings, loans and investments that currently prevail, it is quite possible that significant changes in interest rates may take place in the future, and we cannot always accurately predict the nature or magnitude of such changes or how such changes may affect our business. Although our asset-liability management strategy is designed to control our risk from changes in the general level of market interest rates, we may not be able to prevent changes in interest rates from having a material adverse effect on our earnings and capital levels.

If the goodwill that we recorded in connection with a business acquisition becomes impaired, it could have a material adverse effect on our profitability and shareholders’ equity.

Goodwill represents the amount by which acquisition cost exceeds the fair value of net assets we acquired in the purchase of another financial institution. We review goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate the carrying value of the asset might be impaired. Examples of those events or circumstances include the following:

•	significant decline in our stock price;

•	significant reductions in profitability;

•	significant adverse change in business climate;

•	significant changes in credit quality;

•	significant unanticipated loss of customers;

•	unanticipated loss of key personnel; or

•	significant loss of deposits or loans.

We determine impairment by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in our results of operations in the periods in which they become known. Goodwill is reviewed at least annually or more frequently if events or changes in circumstances indicate the carrying value may not be recoverable. During the fourth quarter of 2009, the first quarter of 2010 and the fourth quarter of 2011, we recorded non-cash impairment charges of $2.5 million, $2.0 million and $3.0 million, respectively, as a component of noninterest expense. As of March 31, 2012, our goodwill was $14.3 million. If weaknesses and adverse economic conditions with respect to our California markets worsen or fail to improve or if the market price of our common stock declines significantly from the price at March 31, 2012, we may be required to recognize additional goodwill impairment charges in the future, which could have a material adverse effect on our profitability and shareholders’ equity.

We have a high level of nonperforming assets, which take significant time to resolve, have required us to significantly increase the provision for loan losses and are likely to continue to materially adversely affect our business, results of operations and financial condition.

We experienced a substantial increase in nonperforming assets from December 31, 2008 to December 31, 2009, resulting in increases in our provisions for loan losses. As of December 31, 2008, 2009, 2010 and 2011 total nonperforming assets (which include nonperforming loans and ORE) were $57.6 million, $102.9 million, $92.8 million and $63.9 million, or 3.65%, 6.47%, 5.95% and 4.27% of total assets, respectively. As of March 31, 2012, nonperforming assets were $57.4 million or 3.83% of total assets.

Nonperforming assets adversely affect our net income in various ways. Until economic and market conditions improve, we may continue to incur losses relating to an increase in nonperforming assets. We do not record interest income on nonaccrual loans or ORE, thereby adversely affecting our net interest income, and increasing our loan administration costs. When we take collateral in foreclosures and similar proceedings, we are required to mark the related loan to the then fair value of the collateral, which may ultimately result in a loss. Further, an increase in the level of nonperforming assets increases our regulatory risk profile. While we reduce problem assets through workouts, restructurings, loan sales and otherwise, decreases in the value of the underlying collateral, or in these borrowers’ performance or financial condition, whether or not due to economic and market conditions beyond our control, could materially adversely affect our business, results of operations and financial condition. In addition, the resolution of nonperforming assets requires significant commitments of time from management and the Board of Directors, which can be detrimental to the performance of their other responsibilities. There can be no assurance that we will not experience future increases in nonperforming assets.

MetroBank’s failure to comply with the provisions of the Agreement with the OCC and Metro United’s failure to comply with the provisions of the Order with the FDIC and CDFI could subject MetroBank and Metro United to more severe regulatory enforcement actions, which could have a material adverse effect on the financial condition and results of operations of the Company, MetroBank and Metro United.

On August 10, 2009, MetroBank entered into the Agreement with the OCC, which was based on the findings of the OCC during the annual on-site examination of MetroBank performed in the first quarter of 2009. Pursuant to the Agreement, MetroBank has taken certain actions to address various issues that have impacted MetroBank’s asset quality. The Agreement provides for, among other things, the development and implementation of written programs to reduce MetroBank’s credit risks, monitor and reduce the level of criticized assets and manage commercial real estate loan concentrations in light of current adverse commercial real estate market conditions generally and in its market areas.

On July 22, 2010, Metro United consented to the Order issued by the FDIC and CDFI, which was based on the findings during the annual on-site examination of Metro United performed in the first quarter of 2010. The Order represents the agreements between Metro United, the FDIC and the CDFI as to areas of Metro United’s operations that warrant improvement and requires the submission of plans for making those improvements. The Order imposes no fines or penalties on Metro United. The Order requires certain corrective steps, imposes limits on activities (such as payment of dividends), prescribes regulatory parameters (such as asset management) and requires the adoption of new or revised policies, procedures and controls on Metro United’s operations.

Management and the Boards of Directors of the Company, MetroBank and Metro United have taken steps to address the findings of the respective exams and are working with the OCC to comply with the requirements of the Agreement and the FDIC and CDFI to improve the condition of Metro United and comply with the requirements of the Order. Failure by MetroBank and Metro United to meet the requirements and conditions imposed by the Agreement and Order, respectively, could result in more severe regulatory enforcement actions such as capital directives to raise additional capital, civil money penalties, cease and desist or removal orders, injunctions and public disclosure of such actions against MetroBank and Metro United. Such failure could also impede our ability to make acquisitions. Any such failure and resulting regulatory action could have a material adverse effect on the financial condition and results of operations of the Company, MetroBank and Metro United.

Compliance with the Agreement and Order requires significant time and attention from the management teams of the Company, MetroBank and Metro United, which may increase our operating cost, impede the efficiency of our internal business processes and adversely affect our operating costs, efficiency, financial condition and results of operations in the near term.

Both the Agreement, with respect to MetroBank, and the Order, with respect to Metro United, require the review, revision and adherence to current policies and procedures, and in certain instances adoption of new policies and procedures, including those associated with credit concentration management, the allowance for loan losses, liquidity management and criticized assets. While we intend to take all such actions as may be necessary to enable MetroBank and Metro United to comply with the requirements of the Agreement and the Order, compliance with such requirements could divert management’s attention from other important issues and adversely affect our operating costs, efficiency, financial condition and results of operations.

Our allowance for loan losses may not be sufficient to cover actual loan losses, which could have a material adverse effect on our operating results and financial condition.

As a lender, we are exposed to the risk that our loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate us for the outstanding balance of the loan plus the costs to dispose of the collateral. Management makes various assumptions and judgments about the collectability of our loan portfolio, including concentrations of credit, common characteristics of known problem loans, potential problem loans, and other loans that exhibit weaknesses or deterioration, the general economic environment in our markets as well as the national economy, particularly the real estate markets, changes in value of the collateral securing loans, results of portfolio stress tests, and changes in lending processes, procedures and personnel and other relevant factors.

We maintain an allowance for loan losses in an attempt to cover loan losses inherent in our loan portfolio. Additional loan losses will likely occur in the future and may occur at a rate greater than we have experienced to date. In determining the size of the allowance, we rely on an analysis of our loan portfolio, our experience and our evaluation of general economic conditions. If our assumptions prove to be incorrect or if we experience significant loan losses, our current allowance may not be sufficient to cover actual losses and adjustments may be necessary to allow for different economic conditions or adverse developments in our loan portfolio. A material addition to the allowance could cause a material decrease in net income.

In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or charge-offs as required by these regulatory agencies could have a material adverse effect on our operating results and financial condition.

Future losses or insufficient core earnings may result in our inability to fully realize our net deferred tax asset, which could have a material adverse effect on our earnings and capital.

As of March 31, 2012, we had a net deferred tax asset of $14.8 million. We regularly assess the realization of our deferred tax asset and are required to record a valuation allowance if it is more likely than not that we will not realize all or a portion of the deferred tax asset. Our assessment is primarily dependent on historical taxable income and projections of future taxable income, which are directly related to our core earnings (earnings that exclude non-recurring income items) capacity and our prospects to generate core earnings in the future. Projections of core earnings and taxable income require us to apply significant judgment and are inherently speculative because they require estimates that cannot be made with certainty.

We did not establish a valuation allowance against the net deferred tax asset as of March 31, 2012, as management believes that it is more likely than not that we will have sufficient future earnings to utilize this asset to offset future income tax liabilities. If we were to determine at some point in the future that we will not achieve sufficient future taxable income to realize our net deferred tax asset, we would be required under generally accepted accounting principles to establish a full or partial valuation allowance. If we determine that a valuation allowance is necessary, we would incur a charge to operations that could have a material adverse effect on our earnings and capital.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business. An inability to raise funds through deposits, borrowings, and other sources could have a substantial adverse effect on our liquidity and jeopardize our financial condition. Our access to funding sources in amounts adequate to finance our activities or on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general. Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the markets in which our loans are concentrated or adverse regulatory action against us. Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

We may need to raise additional capital in the future and such capital may not be available when needed or available at all, which could have a material adverse effect on our businesses, financial condition and results of operations.

We may need to raise additional capital in the future to provide us with sufficient capital resources and liquidity to meet our commitments and business needs. Our ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of our control, and our financial performance. The ongoing liquidity crisis and the loss of confidence in financial institutions may increase our cost of funding and limit our access to some of our customary sources of capital, including, but not limited to, inter-bank borrowings, repurchase agreements and borrowings from the discount window of the Federal Reserve.

We cannot be assured that such capital will be available to us on acceptable terms or available at all. Any occurrence that may limit our access to the capital markets, such as a decline in the confidence of investors, depositors of MetroBank and Metro United or counterparties participating in the capital markets, may adversely affect our capital costs and our ability to raise capital and, in turn, our liquidity. An inability to raise additional capital on acceptable terms when needed could have a material adverse effect on our businesses, financial condition and results of operations.

Our profitability depends significantly on local economic conditions and a substantial decline in these local economic conditions could negatively affect our financial condition, results of operations and future prospects.

Our success depends primarily on the general economic conditions of the geographic markets in which we operate. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in the greater Houston and Dallas metropolitan areas in Texas, and in the greater San Diego, Los Angeles, and San Francisco metropolitan areas in California. The local economic conditions in these areas have a significant impact on our commercial, real estate and construction loans, the ability of our borrowers to repay their loans and the value of the collateral securing these loans. In addition, if the population or income growth in our market areas is slower than projected, income levels, deposits and housing starts could be adversely affected and could result in a reduction of our expansion, growth and profitability. Recently, economic conditions in California and, to a lesser extent, Texas have declined, and if either of these regions experiences a downturn or a recession for a prolonged period of time, we would likely experience significant increases in nonperforming loans, which could lead to operating losses, impaired liquidity and eroding capital. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreaks of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and negatively affect our financial condition, results of operations and future prospects.

The small to medium-sized businesses that we lend to may have fewer resources to weather a downturn in the economy, which may impair a borrower’s ability to repay a loan to us, and such impairment could have a material adverse effect on our results of operations and financial condition.

We target our business development and marketing strategy primarily to serve the banking and financial services needs of small to medium-sized businesses. These small to medium-sized businesses generally have fewer resources in terms of capital or borrowing capacity than larger entities, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience significant volatility in operating results. Any one or more of these factors may impair the borrower’s ability to repay a loan.

In addition, secured commercial and industrial loans may be collateralized by accounts receivable, inventory, equipment or other assets owned by the borrower and include a personal guaranty of the business owner. Compared to real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed. The limited number of unsecured commercial and industrial loans we make generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ business.

In addition, the success of a small to medium-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. Economic downturns and other events that negatively impact our market areas could cause us to incur substantial credit losses that could have a material adverse effect on our results of operations and our financial condition.

Adverse conditions in Asia could adversely affect our business.

We have many customers with economic and cultural ties to Asia and, as a result, we are likely to feel the effects of adverse economic and political conditions in Asia. Additionally, we have two representative offices in China, one in Xiamen and one in Chongqing. United States and global economic policies, military tensions, and unfavorable global economic conditions may adversely impact the Asian economies. Pandemics and other public health crises or concerns over the possibility of such crises could create economic and financial disruptions in the region. If economic conditions in Asia deteriorate, we could be exposed to economic and transfer risk, and could experience an outflow of deposits by those customers with connections to Asia. Transfer risk may result when an entity is unable to obtain the foreign exchange needed to meet its obligations or to provide liquidity. This may adversely impact the recoverability of loans made to such entities. Adverse economic conditions in Asia, and in China in particular, may also negatively impact asset values and the profitability and liquidity of our customers who operate in this region. Consequently, adverse conditions in Asia could adversely affect our business.

We depend on our executive officers and key personnel to continue the implementation of our long-term business strategy and our business, results of operations, financial condition or prospects could be harmed by the loss of their services.

We believe that our continued growth and future success will depend in large part on the skills of our senior management team. We believe our senior management team possesses valuable knowledge about and experience in the banking industry and that their knowledge and relationships would be very difficult to replicate. Although George M. Lee, our Chief Executive Officer and President, has entered into an employment agreement with us, he may not complete the term of his employment agreement or renew it upon expiration. Our success also depends on the experience of our branch managers and lending officers and on their relationships with the customers and communities they serve. We also need to recruit qualified individuals to succeed existing key personnel to ensure the continued growth and successful operation of our business. Competition for such personnel can be intense, and we may not be able to hire or retain such personnel. The loss of service of one or more of our executive officers or key personnel, or the inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business, results of operations, financial condition or prospects.

We may be required to pay significantly higher FDIC deposit insurance assessments in the future, which could adversely affect our earnings.

Recent insured depository institution failures, as well as deterioration in banking and economic conditions generally, have significantly increased the loss provisions of the FDIC, resulting in a decline in the designated reserve ratio of the FDIC to historical lows. The FDIC anticipates that additional insured depository institutions are likely to fail in the foreseeable future so the reserve ratio may continue to decline. In addition, the deposit insurance limit on FDIC deposit insurance coverage generally has increased to $250,000. These developments have caused the FDIC premiums to increase and may result in increased assessments in the future.

On February 7, 2011, the FDIC approved a final rule that amended the DIF restoration plan and implemented certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). Effective April 1, 2011, the assessment base is determined using average consolidated total assets minus average tangible equity rather than the previous assessment base of adjusted domestic deposits. The new assessment rates, calculated on the revised assessment base, generally range from 2.5 to 9 basis points for Risk Category I institutions, 9 to 24 basis points for Risk Category II institutions, 18 to 33 basis points for Risk Category III institutions, and 30 to 45 basis points for Risk Category IV institutions. The new assessment rates were calculated for the quarter beginning April 1, 2011 and were reflected in invoices for assessments due September 30, 2011.

The final rule provides the FDIC’s board with the flexibility to adopt actual rates that are higher or lower than the total base assessment rates adopted on February 7, 2011 without notice and comment, if certain conditions are met. An increase in the assessment rates could adversely affect our earnings. While our FDIC insurance related costs decreased to $2.5 million for the year ended December 31, 2011, compared with $3.3 million and $3.9 million for the years ended December 31, 2010 and 2009, respectively, assessments may increase in the future at the discretion of the FDIC.

Recent legislative and regulatory initiatives to support the financial services industry, including the Capital Purchase Program, have been coupled with numerous restrictions and requirements that could adversely affect our business, financial condition and results of operations.

In addition to the Treasury’s CPP announced in the fall of 2008, the Treasury and the FDIC have taken further steps to support and regulate the financial services industry, that include enhancing the liquidity support available to financial institutions, temporarily guaranteeing money market funds and certain types of debt issuances, and increasing insurance on bank deposits. The U.S. Congress, through the Emergency Economic Stabilization Act of 2008 (“EESA”), has imposed a number of restrictions and limitations on the operations of financial services firms participating in the federal programs, such as the CPP. Accordingly, we and other financial institutions who participate in such programs are subject to additional restrictions, oversight, reporting obligations and costs, each of which could have an adverse effect on our business, financial condition and results of operations. As a participant in the CPP, we are subject to the executive compensation limitations under Section 111 of EESA. The EESA contains restrictions on bonus and other incentive compensation payable to certain of our most highly compensated employees. Such restrictions and standards may impact our ability to retain key officers and employees and to compete with financial institutions that are not subject to the same limitations as us. The unexpected loss of services of any of these key employees could adversely impact our business.

We may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose us to credit risk in the event of a default by a counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to us. Any such losses could have a material adverse effect on our financial condition, results of operations and cash flows.

The recent repeal of federal prohibitions on payment of interest on commercial demand deposits could increase our interest expense, which could have a material adverse effect on our business, financial condition and results of operations.

All federal prohibitions on the ability of financial institutions to pay interest on commercial demand deposit accounts were repealed as part of the Dodd-Frank Act. As a result, beginning on July 21, 2011, financial institutions are able to offer interest on commercial demand deposits to compete for clients. Our interest expense will increase and our net interest margin will decrease if we begin offering interest on commercial demand deposits to attract additional customers or maintain current customers, which could have a material adverse effect on our business, financial condition and results of operations.

We could be subject to environmental risks and associated costs on our foreclosed real estate assets, which could adversely affect our profitability.

A significant portion of our loan portfolio is comprised of loans collateralized by real estate. There is a risk that hazardous or toxic waste could be discovered on the properties that secure our loans. If we acquire such properties as a result of foreclosure, we could be held responsible for the cost of cleaning up or removing this waste, and this cost could exceed the value of the underlying properties and adversely affect our profitability.

Potential acquisitions may disrupt our business and dilute shareholder value.

We have in the past, and may in the future, consider acquisition opportunities with other financial institutions. We seek merger or acquisition partners that are culturally similar and have experienced management and possess either significant market presence or have potential for improved profitability through financial management, economies of scale or expanded services. Acquiring other banks, businesses or branches involves various risks commonly associated with acquisitions, including, among other things:

•	potential exposure to unknown or contingent liabilities of the target company;

•	exposure to potential asset quality issues of the target company;

•	difficulty and expense of integrating the operations, management, products and services of the target company;

•	potential disruption to our business;

•	potential diversion of our management’s time and attention;

•	possible loss of key employees and customers of the target company; and

•	difficulty in estimating the value of the target company.

Acquisitions typically involve the payment of a premium over book and market values and, therefore, some dilution of our tangible book value and net income per common share may occur in connection with any future transaction. Our failure to successfully integrate any entity we may acquire and realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits from such acquisition could have a material adverse effect on our financial condition, results of operations and business.

We are subject to losses resulting from fraudulent and negligent acts on the part of loan applicants, correspondents or other third parties.

We rely heavily upon information supplied by third parties, including the information contained in credit applications, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans we will originate, as well as the terms of those loans. If any of the information upon which we rely is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to asset funding, the value of the asset may be significantly lower than expected, or we may fund a loan that we would not have funded or on terms we would not have extended. Whether a misrepresentation is made by the applicant or another third party, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the monetary losses we may suffer.

The network and computer systems on which we depend could fail or experience a security breach and any such failure or breach could have a material adverse effect on our business, results of operations, financial condition or prospects.

Our computer systems are vulnerable to unforeseen problems. Because we conduct part of our business over the Internet and outsource several critical functions to third-parties, our operations depend on our ability, as well as that of third-party service providers, to protect computer systems and network infrastructure against damage from fire, power loss, telecommunications failure, physical break-ins or similar catastrophic events. Any damage or failure that causes interruptions in operations could have a material adverse effect on our business, results of operations, financial condition or prospects.

We also rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. The occurrence of any failure, interruption or security breach of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our business, results of operations, financial condition or prospects.

Our business is dependent on technology and our inability to invest in technological improvements may adversely affect our results of operations and financial condition.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. There can be no assurance that we will be able to effectively implement new technology driven products and services or be successful in marketing these products and services to our customers. If we are unable to invest in technological improvements, it may adversely affect our results of operations and financial condition.

We operate in a highly regulated environment and, as a result, are subject to extensive regulation and supervision that could have a material adverse effect on our business, financial condition and results of operations, and we may be adversely affected by changes in federal and local laws and regulations.

The Company, MetroBank and Metro United are subject to extensive regulation, supervision and examination by federal and state banking authorities. These regulations affect our lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Any change in applicable regulations or federal legislation could have a substantial impact on us, MetroBank and Metro United and their respective operations.

The Dodd-Frank Act, enacted in July 2010, instituted major changes to the banking and financial institutions regulatory regimes in light of the recent performance of and government intervention in the financial services sector. Additional legislation and regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could significantly affect our powers, authority and operations, or the powers, authority and operations of MetroBank and Metro United in substantial and unpredictable ways. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power could have a negative impact on us. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on our business, financial condition and results of operations.

We face a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti-money laundering statutes and regulations.

The federal Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The federal Financial Crimes Enforcement Network, established by the Treasury to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control. If our policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that we have already acquired or may acquire in the future are deficient, we would be subject to liability, including fines and regulatory actions such as restrictions on our ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of our business plan, including our acquisition plans, which would negatively impact our business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for us.

Severe weather, natural disasters, acts of war or terrorism and other external events could have a material adverse effect on our financial condition and results of operations.

Severe weather, natural disasters, acts of war or terrorism and other adverse external events could have a significant impact on our ability to conduct business. In addition, such events could affect the stability of our deposit base, impair the ability of borrowers to repay outstanding loans, impair the value of collateral securing loans, cause significant property damage, result in loss of revenue and/or cause us to incur additional expenses. The occurrence of any such event in the future could have a material adverse effect on our business, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Risk Factors Related to the Offering and Our Common Stock

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell our common stock when you want or at prices you find attractive.

We cannot predict how our common stock will trade in the future. The market value of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	our ability to pay dividends;

•	dispositions, acquisitions and financings;

•	actions of our current shareholders, including sales of common stock by existing shareholders and our directors and executive officers;

•	fluctuations in the stock prices and operating results of our competitors;

•	regulatory developments; and

•	other developments related to the financial services industry.

The market value of our common stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of our common stock.

The trading volume in our common stock has been low, which means that significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

Although our common stock is listed for trading on the NASDAQ Global Market, the trading volume in our common stock has been limited and is less than that of larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market place of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the limited trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall. As of March 31, 2012, our executive officers and directors owned approximately 19.8% of our outstanding common stock. The significant amount of our common stock owned by our executive officers and directors may adversely affect the development of a more active trading market.

Our directors and executive officers own a significant number of shares of our common stock, allowing management further control over our corporate affairs.

As of March 31, 2012, our executive officers and directors owned approximately 19.8% of our outstanding common stock. Accordingly, these directors and executive officers are able to control, to a significant extent, the outcome of all matters required to be submitted to our shareholders for approval, including decisions relating to the election of directors, the determination of our day-to-day corporate and management policies and other significant corporate transactions.

There may be future sales of additional common stock or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market after this offering or from the perception that such sales could occur.

Our Board of Directors is authorized generally to cause us to issue additional common stock, as well as series of preferred stock, without any action on the part of our shareholders except as may be required under the listing requirements of the NASDAQ Stock Market. In addition, the Board has the power, without shareholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.

We have currently suspended the payment of dividends on our common stock. In addition, our future ability to pay dividends is subject to restrictions.

It is the policy of the Federal Reserve that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. In April 2009, our Board of Directors elected to suspend its common stock dividend indefinitely and to defer the dividend on the Series A Preferred Stock for the second quarter of 2010. Our Board of Directors elected to resume payment of dividends on the Series A Preferred Stock for the third and fourth quarter of 2010 and in the third quarter of 2011 paid in full the dividends that were deferred from the second quarter 2010. The payment of any future dividends by us will be made at the discretion of our Board of Directors and will be subject to any regulatory restrictions imposed by the Federal Reserve.

Because of our participation in the CPP, as long as the preferred stock issued to Treasury is outstanding, dividend payments on our common stock are prohibited until all accrued and unpaid dividends are paid on the Series A Preferred Stock, subject to certain limited exceptions. In addition, we must make payments on our junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on our common stock and we have the right to defer distributions on our junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid to holders of our common stock. Additionally, future determination of dividends will depend on a number of factors, including but not limited to current and prospective earnings, capital requirements, financial condition, and other factors that our Board of Directors and regulators may deem relevant to us, MetroBank and Metro United.

Our principal source of funds to pay dividends on our common stock will be cash dividends that we receive from MetroBank and Metro United. The payment of dividends by MetroBank and Metro United to us is subject to certain restrictions imposed by federal banking laws, regulations and authorities. The federal banking statutes prohibit federally insured banks from making any capital distributions (including a dividend payment) if, after making the distribution, the institution would be “under capitalized” as defined by statute. In addition, the relevant federal regulatory agencies have authority to prohibit an insured bank from engaging in an unsafe or unsound practice, as determined by the agency, in conducting an activity. The payment of dividends could be deemed to constitute such an unsafe or unsound practice, depending on the financial condition of MetroBank and Metro United. Regulatory authorities could impose administratively stricter limitations on the ability of MetroBank and Metro United to pay dividends to us if such limits were deemed appropriate to preserve certain capital adequacy requirements. Under the terms of the Order, Metro United cannot declare or pay cash dividends without approval of the FDIC and CDFI.

Future dividend payments and repurchases of our common stock are restricted by the terms of Treasury’s equity investment in us.

Under the terms of the CPP, as long as the Series A Preferred Stock issued to Treasury is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our common stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions.

The holders of our junior subordinated debentures have rights that are senior to those of our shareholders.

As of March 31, 2012, we had $36.1 million in junior subordinated debentures outstanding which were issued to our subsidiary trust, MCBI Statutory Trust I. The junior subordinated debentures are senior to our shares of common stock and Series A Preferred Stock. As a result, we must make payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on our common stock and Series A Preferred Stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of our common stock or Series A Preferred Stock. We have the right to defer distributions on the junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid to holders of our common stock and Series A Preferred Stock. Our ability to pay the future distributions depends upon the earnings of MetroBank and Metro United and dividends from MetroBank and Metro United to us, which may be inadequate to service the obligations. Interest payments on the junior subordinated debentures underlying the trust preferred securities are classified as a “dividend” by the Federal Reserve supervisory policies and therefore will be subject to applicable restrictions and approvals imposed by the Federal Reserve on us.

We will retain broad discretion in using the net proceeds from this offering, and may not use the proceeds effectively.

We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, investments at the holding company level, providing capital to support the growth of our subsidiary banks and acquisitions, de novo branching or other business opportunities. We also may seek the approval of our regulators to utilize the proceeds of this offering and other cash available to us to repurchase all or a portion of the Series A Preferred Stock and the warrant that we issued to the Treasury pursuant to the CPP, and we can give no assurance that such approval will be granted.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will retain broad discretion to allocate the net proceeds of this offering. The net proceeds may be applied in ways with which you and other investors in the offering may not agree. Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us more profitable. In addition, it may take us some time to effectively deploy the proceeds from this offering. Until the proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted. Management’s failure to use the net proceeds of this offering effectively could have an adverse effect on our business, financial condition and results of operations.

Our corporate organizational documents and the provisions of Texas law to which we are subject may delay or prevent a change in control of MetroCorp that you may favor.

MetroCorp’s amended and restated articles of incorporation (“Articles of Incorporation”) and amended and restated bylaws (“Bylaws”) contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of us. These provisions include:

•	a board of directors classified into three classes of directors with the directors of each class having staggered three year terms;

•

a provision that any special meeting of our shareholders may be called only by the chairman of the board, the president and chief executive officer, the majority of the board of directors or the holders of at least 50% of our shares entitled to vote at the meeting;

•

a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend our Bylaws.

Our Articles of Incorporation provide for noncumulative voting for directors and authorize the Board of Directors to issue shares of its preferred stock without shareholder approval and upon such terms as the Board of Directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in us. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of us.

The holders of our Series A Preferred Stock may have the right to appoint two directors to our Board of Directors.

If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our Board of Directors may be increased by two. Holders of the Series A Preferred Stock will be entitled to elect the two additional members of our Board of Directors at the next annual meeting (or at a special meeting called by our Board of Directors for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been declared and paid. Our Board of Directors elected to defer the dividend on the Series A Preferred Stock for the second quarter of 2010, but resumed payment of such dividend for the third and fourth quarters of 2010. During the third quarter of 2011, we paid the dividend that was deferred from the second quarter of 2010. As of March 31, 2012, we had no deferred dividend payments outstanding. Any further dividend payments will be subject to applicable regulatory restrictions and approvals imposed by the Federal Reserve on us.

USE OF PROCEEDS

Our estimated net proceeds from this offering are approximately $37.3 million, or approximately $43.0 million if the underwriter exercises its over-allotment option in full, after deducting underwriting discounts and other estimated expenses of this offering. We intend to use the net proceeds of this offering for general corporate purposes, which may include, without limitation, investments at the holding company level, providing capital to support the growth of our subsidiary banks, de novo branching and expansion and acquisitions or other business opportunities, including FDIC-assisted transactions. We also may seek the approval of our regulators to utilize a portion of the proceeds of this offering and other cash available to us to repurchase all or a portion of the $45.0 million of Series A Preferred Stock and the warrant to purchase our common stock that we issued to the Treasury. Pending allocation to specific uses, we intend to invest the proceeds in short-term interest-bearing investment grade securities.

CAPITALIZATION

The following table shows our actual consolidated capitalization as of March 31, 2012 and as adjusted to give effect to the issuance of the common stock offered by this prospectus supplement. Our capitalization is presented on a historical basis and on a pro forma basis as if the offering had been completed as of March 31, 2012 based on the following:

•	the underwriter’s over-allotment option is exercised in full;

•	the sale of 5,111,750 shares of our common stock at a price of $9.00 per share; and

•	the net proceeds to us in this offering, after deducting the underwriting discounts and estimated offering expenses payable by us in this offering of $3.0 million, are $43.0 million.

The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	As of March 31, 2012
	Actual	As Adjusted

	(Dollars in thousands)
Short-term debt:
Other borrowings(1)	$1,000	$1,000

Long-term debt:
Junior subordinated debentures	$36,083	$36,083
Repurchase agreements	25,000	25,000

Total long-term debt	$61,083	$61,083

Shareholders’ equity:
Preferred stock, $1.00 par value, 2,000,000 shares authorized; 45,000 shares outstanding	$45,039	$45,039
Common stock, $1.00 par value, 50,000,000 shares authorized; 13,333,047 shares outstanding; 18,444,797 shares outstanding, as adjusted	13,347	18,459
Additional paid-in-capital	33,874	71,732
Retained earnings	75,357	75,357
Accumulated other comprehensive loss	(109)	(109)
Treasury stock	(112)	(112)

Total shareholders’ equity	$167,396	$210,366

Capital ratios:
Tangible common equity / Tangible assets(2)	7.26%	9.87%
Leverage ratio(3)	12.55	15.02
Tier 1 risk-based capital ratio	16.32	20.10
Total risk-based capital ratio	17.59	21.37

(1)	Other borrowings include unsecured debentures.

(2)	Calculated by dividing tangible common shareholders’ equity (total shareholders’ equity less preferred stock, goodwill and core deposit intangibles) by tangible assets (total assets less goodwill and core deposit intangibles).

(3)	The leverage ratio is calculated by dividing Tier 1 capital by average assets for the period.

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is traded on the NASDAQ Global Market under the symbol “MCBI.” As of May 14, 2012 we had 13,331,959 shares of common stock outstanding held by 194 shareholders of record, based upon securities position listings furnished to us by our transfer agent. This total does not reflect the number of persons or entities who hold stock in nominee or “street” name through various brokerage firms. The following tables show the reported high and low intraday sale prices of our common stock for the periods presented.

	$10.59	$10.59	$10.59
		High	Low

2010	First Quarter	$3.52	$2.76
	Second Quarter	3.84	2.78
	Third Quarter	3.00	2.54
	Fourth Quarter	3.80	2.43

2011	First Quarter	$7.14	$3.50
	Second Quarter	6.90	6.13
	Third Quarter	6.50	4.50
	Fourth Quarter	6.45	4.15

2012	First Quarter	$10.59	$6.11
	Second Quarter (through May 16, 2012)	11.82	9.14

Holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors, out of funds legally available. In April 2009, we suspended regular cash dividends on our common stock for an indefinite period of time. No cash dividends were paid for the last two fiscal years or as of May 16, 2012.

The principal source of cash revenues to us are dividends paid by MetroBank and Metro United with respect to their capital stock. Future dividends on our common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to our common stock and other factors deemed relevant by our Board of Directors.

As a holding company, we are ultimately dependent upon our subsidiaries to provide funding for our operating expenses, debt service and dividends. Various banking laws applicable to MetroBank and Metro United limit the payment of dividends and other distributions by them to us, and may therefore limit our ability to pay dividends on our common stock. Regulatory authorities could impose administratively stricter limitations on the ability of MetroBank and Metro United to pay dividends to us if such limits were deemed appropriate to preserve certain capital adequacy requirements. Under the terms of the Order, Metro United cannot declare or pay cash dividends without approval of the FDIC and CDFI.

Furthermore, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy in relation to the organization’s overall asset quality, level of current and prospective earnings and level, composition and quality of capital. The guidance also provides that all bank holding companies inform and consult with the Federal Reserve prior to declaring and paying a dividend that exceeds earnings for the period for which the dividend is being paid or that could result in an adverse change to the bank holding company’s capital structure, including dividends on the Series A Preferred Stock or interest on the subordinated debentures underlying our trust preferred securities. Under restrictions as of March 31, 2012, we could not pay dividends without prior regulatory approval.

In addition, the terms of our junior subordinated debentures may limit our ability to pay dividends on our common stock and the Series A Preferred Stock. If required payments on our outstanding junior subordinated debentures held by our unconsolidated subsidiary trusts are not made or are deferred, we will be prohibited from paying dividends on our common stock and the Series A Preferred Stock. As long as the Series A Preferred Stock is outstanding, dividend payments on our common stock will be prohibited until all accrued and unpaid dividends are paid on the Series A Preferred Stock, subject to certain limited exceptions.

DESCRIPTION OF COMMON STOCK

For a description of some of the terms of our common stock, our Articles of Incorporation and Bylaws and Texas law, please see “Description of Common Stock” in the accompanying prospectus. The description of some of the terms of our common stock, Articles of Incorporation and Bylaws and Texas law appearing in the accompanying prospectus is not complete and is subject to, and qualified in its entirety by reference to our Articles of Incorporation and Bylaws or Texas law. You should refer to the provisions of our Articles of Incorporation and Bylaws because they, and not the summaries, define the rights of holders of shares of our common stock. Our Articles of Incorporation and Bylaws have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement is a part and may be obtained by following the directions under the heading “Where You Can Find More Information.”

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement through Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods is acting as sole underwriter (the “Underwriter”), and we have entered into an underwriting agreement with the Underwriter, dated May 16, 2012 (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, the Underwriter has agreed to purchase the number of shares of common stock set forth on the cover page of this prospectus supplement.

Our common stock is offered subject to a number of conditions, including receipt and acceptance of the common stock by the Underwriter.

In connection with this offering, the Underwriter or other securities dealers may distribute prospectuses electronically.

Over-allotment Option

We have granted to the Underwriter an option to buy 666,750 additional shares of our common stock. The Underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The Underwriter has thirty (30) days from the date of this prospectus supplement to exercise this option.

Commissions and Discounts

Shares of common stock sold by the Underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares of common stock sold by the Underwriter to securities dealers may be sold at a discount of up to $0.324 per share from the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the Underwriter to other brokers or dealers at a discount of up to $0.10 per share from the public offering price. If all the shares of common stock are not sold at the public offering price, the representative may change the offering price and the other selling terms. Sales of shares of common stock made outside of the United States may be made by affiliates of the Underwriter.

The following table shows the per share and total underwriting discounts and commissions we will pay to the Underwriter, assuming both no exercise and full exercise of the Underwriter’s option to purchase additional shares of common stock:

	0000000000	0000000000
	No Exercise	Full Exercise
Per share total	$0.54	$0.54
Total	$2,400,300	$2,760,345

We have agreed to reimburse the Underwriter for certain expenses incurred by them in connection with the offering. We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $275,000.

No Sales of Similar Securities

Our executive officers and directors have entered into lock-up agreements with the Underwriter. Under these agreements, these individuals may not, without the prior written approval of the Underwriter, subject to limited exceptions, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, or (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock. These restrictions will generally be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, the representative may, in its sole discretion, release all or some of the securities from these lock-up agreements. The ninety day restricted period described herein is subject to extension under limited circumstances.

Indemnification and Contribution

We have agreed to indemnify the Underwriter and its affiliates and controlling persons against certain liabilities. If we are unable to provide this indemnification, we will contribute to the payments the Underwriter, its affiliates and their controlling persons may be required to make in respect of those liabilities.

NASDAQ Global Market Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “MCBI.”

Price Stabilization and Short Positions

In connection with this offering, the Underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the Underwriter of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the Underwriter’s over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The Underwriter may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the Underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The Underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the Underwriter may discontinue them at any time. The Underwriter may carry out these transactions on the NASDAQ Stock Market, in the over-the-counter market or otherwise.

Passive Market Marketing

In connection with this offering, the Underwriter and selected dealers may engage in passive market making transactions in our common stock on the NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The Underwriter and selected dealers are not required to engage in a passive market making and may end passive market making activities at any time.

Affiliations

The Underwriter and its affiliates have provided and may continue to provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees.

The Underwriter and its affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of its business.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock offered hereby which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors, as defined in the Prospectus Directive) subject to obtaining the prior consent of Keefe, Bruyette & Woods, Inc. for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each Underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares of common stock offered hereby in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of common stock offered hereby in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement and certain other legal matters will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters will be passed upon for the Underwriter by Fenimore, Kay, Harrison & Ford, LLP.

EXPERTS

The consolidated financial statements of MetroCorp Bancshares, Inc. and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 (which is included in management’s report on internal control over financial reporting) have been incorporated by reference in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2010 and for each of the two years in the period ended December 31, 2010 incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$75,000,000

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Units

We may offer and sell, from time to time, senior or subordinated debt securities (in one or more series), preferred stock, depositary shares, common stock, warrants representing rights to purchase these securities and units comprised of two or more of these securities in any combination, up to a maximum aggregate offering price of $75,000,000. The debt securities, preferred stock, depositary shares, warrants and units may be convertible into or exercisable or exchangeable for our common stock or other securities.

We may offer and sell these securities on a delayed or continuous basis to or through one or more agents, underwriters or dealers as designated from time to time, directly to one or more purchasers, through a combination of these methods or any other method as provided in the applicable prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

This prospectus provides you with a general description of these securities. Prospectus supplements will be filed and other offering material may be provided at later dates that will contain specific terms of each issuance of securities. These supplements may also add, update or change information contained in this prospectus.

You should read this prospectus and any related prospectus supplement or other offering material filed or provided by us carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the Nasdaq Global Market under the symbol “MCBI.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposit accounts or other obligations of a bank, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is May 7, 2012.

You should rely only on the information contained in this prospectus, any applicable prospectus supplement or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus and any applicable prospectus supplement may only be used where it is legal to sell the securities. You should not assume that the information set forth or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, the terms “MetroCorp,” “we,” “us” and “our” refer to MetroCorp Bancshares, Inc. and its consolidated subsidiaries, unless the context otherwise requires. When we refer to “MetroBank” in this prospectus, we are referring to our subsidiary MetroBank, N.A., a national banking association. When we refer to “Metro United” in this prospectus, we are referring to our subsidiary Metro United Bank, a California state banking association.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to in this prospectus as the “Commission.” By using a shelf registration statement, we may sell, from time to time, in one or more offerings, any or all of the securities described in this prospectus in one or more offerings having an initial aggregate offering price of $75,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities for that offering. That prospectus supplement may include a discussion of any additional risk factors or other special considerations that apply to those securities. The prospectus supplement also may add, update or change information contained in this prospectus. Before purchasing any of our securities, you should read both this prospectus and the applicable prospectus supplement, including the risk factors, together with additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

As permitted by the rules and regulations of the Commission, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement on Form S-3, including its exhibits, of which this prospectus is a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act,” and, therefore, file reports and other information with the Commission. Our file number with the Commission is 000-25141. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If Commission rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should not assume that the information in this prospectus, any prospectus supplement or any other offering material is accurate as of any date other than the date on the front of each document.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the Commission. The address of that site is http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus about us and the securities offered by this prospectus, including certain exhibits. You can obtain a copy of the registration statement from the Commission at the address provided above or on the Commission’s Internet site.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” information in this prospectus. This means that we can disclose important business and financial information to you by referring you to another document filed separately with the Commission. The information that we incorporate by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that have previously been filed with the Commission which contain important information about us:

•

the description of our common stock that is contained in our Registration Statement on Form 8-A filed on December 7, 1998, including any amendment or report filed with the Commission for the purpose of updating such description;

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Proxy Statement on Schedule 14A filed on April 6, 2012; and

•	our Current Reports on Form 8-K filed on February 21, 2012 and March 28, 2012 (other than information that is furnished rather than filed in accordance with Commission rules).

We also incorporate by reference any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus (except for information that is furnished to the SEC and is not deemed to be “filed” for purposes of the Exchange Act). Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon your written or oral request, we will provide you without charge a copy of any or all of the documents incorporated by reference herein, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Your written or oral request for copies of this prospectus and documents we have incorporated by reference should be directed to:

MetroCorp Bancshares, Inc.

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

Attention: Investor Relations

Telephone: (713) 776-3876

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on certain assumptions and describe our future goals, plans, strategies and expectations, are generally identified by the use of the words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “plan,” “strive,” “seek,” “project,” “would,” “could,” “should,” “expect” or the negative of such words and similar expressions. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are listed below, and additional important factors are set forth in the section entitled “Risk Factors” in this prospectus, in any section entitled “Risk Factors” in supplements to this prospectus, and in the documents incorporated by reference into this prospectus.

Forward-looking statements involve inherent risks and uncertainties that are subject to change based on various important factors, some of which are beyond our control. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•

changes in the strength of the United States economy in general and the strength of the local economies in which we conduct operations resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses;

•	changes in interest rates and market prices, which could reduce our net interest margins, asset valuations and expense expectations;

•	changes in the levels of loan prepayments and the resulting effects on the value of our loan portfolio;

•

changes in local economic and business conditions which adversely affect the ability of our customers to transact profitable business with us, including the ability of borrowers to repay their loans according to their terms or a change in the value of the related collateral;

•	the concentration of our loan portfolio in loans collateralized by real estate;

•	our ability to raise additional capital;

•

the effect of MetroBank’s compliance, or failure to comply within stated deadlines, of the provisions of the written agreement (Agreement) between MetroBank and the Office of the Comptroller of the Currency (OCC);

•

the effect of Metro United’s compliance, or failure to comply within stated deadlines, of the provisions of the Consent Order issued by the Federal Deposit Insurance Corporation (FDIC) and California Department of Financial Institutions (Consent Order);

•	our ability to identify suitable acquisition candidates;

•	increased competition for deposits and loans adversely affecting rates and terms;

•	the timing, impact and other uncertainties of our ability to enter new markets successfully and capitalize on growth opportunities;

•	increased credit risk in our assets and increased operating risk caused by a material change in commercial, consumer and/or real estate loans as a percentage of the total loan portfolio;

•	the failure of assumptions underlying the establishment of and provisions made to the allowance for loan losses;

•	increases in the level of nonperforming assets;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on the results of operations;

•	changes in the availability of funds resulting in increased costs or reduced liquidity;

•	an inability to fully realize our net deferred tax asset;

•	a deterioration or downgrade in the credit quality and credit agency ratings of the securities in our securities portfolio;

•	increased asset levels and changes in the composition of assets and the resulting impact on our capital levels and regulatory capital ratios;

•	potential environmental risk and associated cost on our foreclosed real estate assets;

•	the potential payment of interest on demand deposit accounts in order to effectively compete for clients;

•	our ability to acquire, operate and maintain cost effective and efficient systems without incurring unexpectedly difficult or expensive but necessary technological changes;

•	increases in FDIC deposit insurance assessments;

•	government intervention in the U.S. financial system;

•	the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels; and

•

changes in statutes and government regulations or their interpretations applicable to bank holding companies and our present and future banking and other subsidiaries, including changes in tax requirements and tax rates.

In addition, from time to time we explore opportunities for acquisitions of and hold discussions with financial institutions and related businesses, and also regularly explore opportunities for acquisitions of liabilities and assets of financial institutions and other financial services providers. Discussions regarding potential acquisitions may be commenced at any time, and may proceed rapidly, and agreements may be concluded and announced at any time. Any potential acquisition, and any combination of potential acquisitions, may be material in size relative to our existing assets and operations. We routinely analyze our lines of business and from time to time may increase, decrease or terminate one or more activities.

If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking information and statements contained in this prospectus or the documents incorporated by reference into this prospectus. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. The forward-looking statements are made as of the date of this prospectus or the applicable document incorporated by reference into this prospectus, and we do not intend, and assume no obligation, other than as required by applicable law, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this prospectus or documents incorporated by reference into this prospectus are expressly qualified by these cautionary statements.

ABOUT METROCORP BANCSHARES, INC.

We are a Texas based bank holding company with approximately $1.5 billion in consolidated assets as of December 31, 2011. Our mission is to enhance shareholder value by maximizing profitability and operating as the premier commercial bank in each community that we serve. We provide a full range of commercial and consumer banking services through our wholly owned subsidiaries, MetroBank in Texas and Metro United in California. We have 13 full service banking locations in the greater Houston and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. We have strategically opened banking offices in areas with large multicultural concentrations and intend to pursue branch opportunities in multicultural markets with significant small and medium-sized business activity. As a part of our business development strategy, MetroBank opened and commenced operations of a representative office in Xiamen, China during the fourth quarter of 2006, and a second representative office in Chongqing, China during the first quarter of 2008. The representative offices do not conduct banking activities but were established to cultivate business relationships with customers who have the potential of expanding their business in the United States.

We were formed in 1998 as a Texas corporation to serve as a bank holding company for MetroBank. We have grown through a combination of internal growth, the acquisition of community banks, including the acquisition of Metro United and the opening of new banking offices. Our principal executive offices are located at 9600 Bellaire Boulevard, Suite 252, Houston, Texas 77036, and our telephone number at this address is (713) 776-3876. Our website is www.metrobank-na.com. The information contained on our website is not part of this prospectus, any supplements to this prospectus, any documents incorporated by reference into this prospectus or any other report.

RISK FACTORS

Investing in our securities involves significant risks. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. Please see the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2011, as updated by our future filings with the Commission, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of the securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

REGULATION AND SUPERVISION

We are bank holding company registered with the Board of Governors of the Federal Reserve System (Federal Reserve) under the Bank Holding Company Act of 1956, as amended (BHCA). Accordingly, we are subject to supervision, regulation and examination by the Federal Reserve. The Gramm-Leach Bliley Act, the BHCA and other federal laws and regulations subject financial and bank holding companies to particular restrictions on the types of activities in which they may engage, and to a range of supervisory requirements and activities, including regulatory enforcement actions for violations of laws and regulations or the conduct of activities deemed to be unsafe or unsound.

As a company with securities registered under the Securities Act and the Exchange Act and listed on the Nasdaq Global Market, we are also subject to the Sarbanes-Oxley Act of 2002 and regulation by the Commission and Nasdaq.

Our subsidiary MetroBank is a national banking association, and is subject to regulation and supervision by the OCC. MetroBank’s deposits are insured by the FDIC through the Deposit Insurance Fund. By virtue of the insurance of its deposits, MetroBank is also subject to supervision and regulation by the FDIC. Such supervision and regulation subjects MetroBank to special restrictions, requirements, potential enforcement actions and periodic examination by either of these regulators. Because the Federal Reserve regulates us, the Federal Reserve also has supervisory authority, which directly affects MetroBank.

Our subsidiary Metro United is a California state banking association and is subject to regulation and supervision by the Commissioner of the Department of Financial Institutions of the State of California (DFI) and the FDIC. Metro United’s deposits are insured by the FDIC through the Deposit Insurance Fund. Such supervision and regulation subjects Metro United to special restrictions, requirements, potential enforcement actions, and periodic examination by either of these regulators. Because the Federal Reserve regulates us, the Federal Reserve also has supervisory authority, which directly affects Metro United.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, and the terms of the Agreement to which MetroBank is a party and the Consent Order to which Metro United is subject, please refer to Item 1 “Business – Regulatory Agreements,” in our Annual Report on Form 10-K for the year ended December 31, 2011, and to the subsequent reports we have filed with the SEC, which are incorporated by reference into this prospectus.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the securities we are offering under this prospectus, to participate in the assets of each of MetroBank and Metro United upon its respective liquidation will be subject to the prior claims of its respective creditors, except to the extent that we may ourselves be a creditor with recognized claims against MetroBank or Metro United.

Transactions between us and MetroBank or Metro United, such as loans and advances, are subject to Section 23A of the Federal Reserve Act which imposes limits on the dollar amount of such transactions and requires certain levels of collateral for loans to affiliated parties. Pursuant to Section 23A of the Federal Reserve Act, the dollar amount of a transaction between MetroBank and Metro United or a transaction between us and MetroBank or Metro United cannot exceed 10% of the amount of capital stock and surplus of the respective bank. Additionally, Section 23B of the Federal Reserve Act generally requires certain transactions between MetroBank and its affiliates, and Metro United and its affiliates, which includes us, be on terms substantially the same, or at least as favorable to MetroBank and Metro United, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

In addition, dividends from MetroBank and Metro United to us are restricted by federal and state statutes and regulations as set forth below:

•

MetroBank. Until capital surplus equals or exceeds capital stock, a national bank must transfer to surplus 10% of its net income for the preceding four quarters in the case of an annual dividend or 10% of its net income for the preceding two quarters in the case of a quarterly or semiannual dividend. At December 31, 2011, MetroBank’s capital surplus exceeded its capital stock. Without prior approval, a national bank may not declare a dividend if the total amount of all dividends, declared by the bank in any calendar year exceeds the total of the bank’s retained net income for the current year and retained net income for the preceding two years. Under federal law, MetroBank cannot pay a dividend if, after paying the dividend, the bank will be “undercapitalized.” Federal regulators may declare a dividend payment to be unsafe and unsound even though MetroBank would continue to meet its capital requirements after the dividend.

•

Metro United. As a California-chartered bank, Metro United may not declare a dividend in an amount which exceeds the lesser of (1) the bank’s retained earnings or (2) the bank’s net income for its last three fiscal years less the amount of any dividends paid to shareholders during such period. However, it may, with the prior approval of the DFI, declare a dividend in an amount not exceeding the greater of (a) its retained earnings, (b) its net income for its last fiscal year or (c) its net income for its current fiscal year. Under federal law, Metro United cannot pay a dividend if, after paying the dividend, Metro United will be “undercapitalized.” In the event that the DFI determines the shareholders’ equity of a bank is inadequate or that the making of the dividend by the bank would be unsafe or unsound, the DFI may order the bank to refrain from making the proposed dividend. Federal regulators may declare a dividend payment to be unsafe and unsound even though Metro United would continue to meet its capital requirements after the dividend. In addition, under the terms of the Consent Order, Metro United cannot declare or pay cash dividends without the prior written consent of certain officials of the FDIC and the DFI.

Changes to laws and regulations can affect the operating environment of our company and our banking subsidiaries in substantial and unpredictable ways. We cannot determine whether any changes in laws or regulations will occur, and if those changes occur, the ultimate effect that any such changes would have upon our financial condition or results of operations or those of our subsidiaries. A change in statutes, regulations or regulatory policies applicable to us or any of our subsidiaries could have a material effect on the financial condition, results of operations or business of our company and our subsidiaries.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2011, and any other subsequent reports that we file with the Commission, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of our annual report and any subsequent reports. This regulatory framework is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of security holders. The banking agencies have broad enforcement power over bank holding companies and banks including the power to impose substantial fines and other penalties for violations of laws and regulations.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

Our consolidated ratio of earnings to fixed charges and preferred dividends were as follows for the periods presented:

	Years Ended December 31,
	2011	2010	2009		2008	2007
Ratio of earnings to combined fixed charges (1)
Including interest on deposits	1.81x	0.94x	0.68	x	1.07x	1.42x
Excluding interest on deposits	5.58x	0.59x	(2.26	)x (2)	1.56x	6.82x

Ratio of earnings to combined fixed charges and preferred stock dividends (3)
Including interest on deposits	1.68x	0.94x	0.70	x	1.07x	1.42x
Excluding interest on deposits	3.27x	0.77x	(0.87	)x (2)	1.56x	6.82x

(1)	For purposes of computing the ratio, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense on all long- and short-term borrowings, including / excluding interest on deposits.

(2)	The dollar amount of the deficiency resulting in the less than one-to-one coverage is approximately $10.1 million for the year ended December 31, 2009.

(3)	The calculation is the same as ratio of earnings to combined fixed charges except fixed charges also include pre-tax earnings required to cover preferred stock dividends.

These ratios pertain to us and our subsidiaries. Under Commission regulations and for purposes of calculating the consolidated ratio of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends, “earnings” consist primarily of income from continuing operations before income taxes and fixed charges, “fixed charges” include interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the interest component of rental expense and “preferred stock dividends” include pre-tax earnings required to pay the dividends on outstanding preferred stock. As of April 20, 2012, we had 45,000 shares of Series A Preferred Stock outstanding and accrued $2.41 million, $2.41 million and $2.30 million in dividends and discounts on the Series A Preferred Stock for the years ended December 31, 2011, 2010 and 2009, respectively. No shares of preferred stock were outstanding prior to January 16, 2009.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes may include augmenting the capital of MetroBank and Metro United for use in our community banking and commercial lending operations, repurchasing our outstanding common stock, preferred stock or warrants, financing possible acquisitions of other financial institutions or their branches, other businesses that are related to banking or diversification into other banking-related businesses, extending credit to, or funding investments in, MetroBank and Metro United and repaying, reducing or refinancing our indebtedness.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, MetroBank’s and Metro United’s funding requirements, the availability of other funds and other factors. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies, to fund MetroBank and Metro United, to finance acquisitions or otherwise.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

We may offer and sell from time to time, in one or more offerings, the following securities:

•	debt securities, which may be senior or subordinated, and which may be convertible into or exchangeable for other securities;

•	shares of preferred stock;

•	depositary shares in respect of our preferred stock;

•	shares of common stock;

•	warrants, which may be exercisable for debt securities, preferred stock, depositary shares or common stock; and

•	units, which may consist of any combination of debt securities, preferred stock, depositary shares or common stock.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus, will be described in a prospectus supplement and other offering material. Where applicable, the prospectus supplement and other offering material will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplements or other offering material may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to any prospectus supplement. Please read “Where You Can Find More Information” and “Incorporation by Reference” to find out how you can obtain a copy of those documents.

The terms of the offering, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offering.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•	our direct unsecured general obligations;

•	either senior debt securities or subordinated debt securities; and

•	issued under separate indentures between us and a trustee which will be named in a prospectus supplement and a supplemental indenture.

Senior debt securities will be issued under an indenture, which we refer to as the “senior indenture” in this prospectus, and subordinated debt securities will be issued under a separate indenture, which we refer to as the “subordinated indenture” in this prospectus. Together the senior indenture and the subordinated indenture are referred to as the “indentures” in this prospectus, and the senior debt securities and the subordinated debt securities are referred to as “debt securities” in this prospectus.

This prospectus summarizes the material provisions of the indentures and debt securities that we may issue under an indenture and includes references to the applicable section of the indenture discussed. We have not restated the contemplated terms of the indentures in their entirety in this description. The indentures may be supplemented or amended from time to time following their execution. We urge you to read the forms of indentures that we have filed as an exhibit to the registration statement of which this prospectus is a part because they, and not this description, control your rights as holders of the debt securities. The following description of the indentures is not complete and is subject to, and qualified in its entirety by reference to, the provisions in the indentures upon their execution.

Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture. At the date of this prospectus, we had not issued any debt securities under either indenture.

Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

The debt securities will be our exclusive obligations. Neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will generally have a junior position to claims of all creditors and preferred shareholders of our subsidiaries.

Since we are a holding company with no significant assets other than MetroBank and Metro United, we depend upon dividends from MetroBank and Metro United for all of our revenues. Accordingly, our ability to service our debt, including the debt securities, is dependent upon the results of operations of MetroBank and Metro United and our receipt of dividends or other capital distributions from MetroBank and Metro United. Various statutory and regulatory restrictions, however, directly or indirectly limit the amount of dividends MetroBank and Metro United can pay. See “Regulation and Supervision.”

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include, among others, some or all of the following:

•	the form and title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•	the principal amount of the debt securities;

•	the denominations in which the debt securities will be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

•	the date or dates on which the debt securities will be issued and the date or dates on which the principal, and premium, if any, of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest and the interest payment dates for the debt securities;

•	any mandatory or optional redemption provisions;

•

the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any deletion from, changes of or additions to the Events of Default (as defined below) or covenants;

•	any changes to the terms and conditions upon which the debt securities can be defeased or discharged;

•	any restriction or other provision with respect to the transfer or exchange of the debt securities;

•	the identity of any other trustee, paying agent and security registrar, if other than the trustee; and

•	any other terms of the debt securities (Section 301).

We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served (Section 1002).

Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. “Original issue discount security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an event of default and the continuation thereof (Section 101).

Provisions Only in the Senior Indenture

Payment of the principal, premium, if any, and interest on the senior debt securities will rank equally in right of payment with all of our other unsecured senior debt.

Provisions Only in the Subordinated Indenture

Payment of the principal, premium, if any, and interest on the subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to prior payment in full of all of our senior indebtedness, including senior debt securities and other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture.)

Subordinated Debt Securities Intended to Qualify as Tier 2 Capital

Unless otherwise stated in the applicable prospectus supplement, it is currently intended that the subordinated debt securities will qualify as Tier 2 Capital under the guidelines established by the Federal Reserve for bank holding companies. The guidelines set forth specific criteria for subordinated debt to qualify as Tier 2 Capital. Among other things, the subordinated debt must:

•	be unsecured;

•	have a minimum average maturity of five years;

•	be subordinated in right of payment;

•	not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of bankruptcy of or an appointment of a receiver for the issuer; and

•

not contain provisions that would adversely affect liquidity or unduly restrict management’s flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

Provisions in Both Indentures

Consolidation, Merger or Asset Sale

Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which include the following requirements:

•	the remaining or acquiring person, association or entity is organized under the laws of the United States, any state within the United States or the District of Columbia;

•	the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

•	immediately after giving effect to the transaction, no Default or Event of Default, as defined below, shall have occurred and be continuing.

The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets in accordance with the above-mentioned terms and conditions, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures. (Sections 801 and 802)

Events of Default and Remedies

Unless otherwise stated in the applicable prospectus supplement, “Default” with respect to any series of debt securities means any event which is, or after notice or lapse of time or both would become, an Event of Default.

Unless otherwise stated in the applicable prospectus supplement, “Event of Default” with respect to any series of debt securities means any of the following:

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to pay interest on any debt security of that series for 30 days;

•

subject to certain exceptions, failure to perform any other covenant in the indenture, other than a covenant a default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice as specified in the indenture;

•	our bankruptcy, insolvency or reorganization; or

•	any other Event of Default included in any indenture or supplemental indenture. (Section 501)

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502)

Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 603) Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. (Section 512) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.

Modification of Indentures

Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)

In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

•	curing ambiguities or correcting defects or inconsistencies;

•	evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

•	providing for a successor trustee;

•	qualifying the indentures under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the “Trust Indenture Act”;

•	complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or

•	adding provisions relating to a particular series of debt securities. (Section 901)

Discharging Our Obligations

We may choose to discharge our obligations on the debt securities of any series within one year of the stated maturity of such securities or within one year of the date such securities are called for redemption under arrangements satisfactory to the trustee by depositing with the trustee sufficient cash to pay the principal, interest, any premium and any other sums payable with respect to such securities and meeting certain other conditions. We may also choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We will be deemed to have paid and discharged the entire indebtedness on the securities of a series on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 1302)

We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Concerning the Indenture Trustee

Wilmington Trust Company will initially act as trustee under the senior indenture and the subordinated indenture. The corporate trust office of the trustee is Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

Under provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Also, any uncured Event of Default with respect to any series of subordinated debt securities will force the trustee to resign as trustee under either the senior indenture or the subordinated indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)

Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)

Governing Law

Unless otherwise stated in the applicable prospectus supplement and the indenture, each indenture and all of the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Officers, Directors, Employees or Shareholders

Our officers, directors, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Form, Denominations and Registration; Book Entry Only System

Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305)

Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor depositary, which we call a “depositary,” and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

Ownership of beneficial interests in a global note will be limited to persons, called participants, who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities of that series represented by such global note for all purposes of the indenture, the debt securities of that series and applicable law. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those under the applicable indenture.

Payments on debt securities represented by global notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global notes, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the depositary or any participant.

We expect that DTC or its nominee will credit participants’ accounts on the payable date with payments in respect of a global note in amounts proportionate to their respective beneficial interest in the principal amount of such global note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies, called indirect participants, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

DTC will take any action permitted to be taken by a holder of debt securities of a series only at the direction of one or more participants to whose account interests in global notes are credited and only in respect of such portion of the aggregate principal amount of the debt securities of a series as to which such participant or participants has or have given such direction.

If (1) the depositary notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days or (2) an Event of Default with respect to a series of debt securities shall have occurred and be continuing, the respective global notes representing the affected series of debt securities will be exchanged for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities shall be registered in such name or names as the depositary shall instruct the trustee. Such instructions will most likely be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global notes.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the Commission.

Although DTC has established the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The information in this section concerning DTC and the DTC book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

DESCRIPTION OF PREFERRED STOCK

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete and are qualified in their entirety by reference to our Articles of Incorporation and the Statement of Designations with respect to the establishment of a series of preferred stock which will be filed with the Commission in connection with the offering of such series of preferred stock.

General

Our Articles of Incorporation authorize the issuance of up to 2,000,000 shares of preferred stock, $1.00 par value, in one or more series, without shareholder action. As of the date of this prospectus, 45,000 shares of Series A Preferred Stock are issued and outstanding. (See “Description of Outstanding Capital Purchase Program Securities.”) Except as limited by our Articles of Incorporation or applicable law, our board of directors can fix the designations, powers, preferences and rights of each series. Therefore, without shareholder approval (except as may be required by the rules of The Nasdaq Stock Market or any other exchange or market on which our securities may then be listed or quoted), our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•

the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will accumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions; and

•	any voting rights or other rights, preferences, privileges, limitations and restrictions on the preferred stock.

Upon our receipt of the full specified purchase price, the preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

We may, at our option, with respect to any series of preferred stock, elect to offer fractional interests in shares of preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of preferred stock.

Rank

Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•

senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (which we refer to in this prospectus as the “junior securities”);

•

equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (which we refer to in this prospectus as the “parity securities”); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books, or the books of our transfer agent and registrar on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Our ability to pay dividends on our preferred stock is subject to policies established by the Federal Reserve. Additionally, we are restricted from paying any dividends on our preferred stock if required payments on our junior subordinated debentures are not made or deferred. As of the date of this prospectus, we had $36.1 million outstanding in junior subordinated debentures issued by us in exchange for funds received from the sale of trust preferred securities by our unconsolidated subsidiary trust, MCBI Statutory Trust I. The junior subordinated debentures mature on December 15, 2035, but are redeemable at the Company’s option at par plus accrued and unpaid interest. See also “Description of Outstanding Capital Purchase Program Securities” for a discussion of dividends on our Series A Preferred Stock.

Since we are a holding company with no significant assets other than MetroBank and Metro United, we depend upon dividends from MetroBank and Metro United for all of our revenues. Accordingly, our ability to pay dividends depends upon the results of operations of MetroBank and Metro United and our receipt of dividends or other capital distributions from MetroBank and Metro United. Various statutory and regulatory restrictions, however, directly or indirectly limit the amount of dividends MetroBank and Metro United can pay. See “Regulation and Supervision.”

Rights Upon Liquidation

If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a bank holding company, our rights, the rights of our creditors and of our shareholders to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption

We may provide that a series of preferred stock may be redeemable, in whole or in part. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement relating to that series of preferred stock.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all parity stock is redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights

Unless otherwise provided in the statement of designations related to the series of preferred stock, holders of such series of preferred stock will have no voting rights except as otherwise required by law or the rules of any securities exchange on which such series of preferred stock may be listed. The voting rights of a particular series of preferred stock will be described in the related prospectus supplement. If the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and will be subject to certain restrictions on ownership. See “Description of Common Stock— Restrictions on Ownership.”

Exchangeability

We may provide that the holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional interests in shares of preferred stock, rather than offer whole shares of preferred stock. If we choose to do this, we will provide for the issuance by a depositary to the public of receipts for depositary shares. Each depositary share will represent fractional interests of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $500,000,000. The prospectus supplement and other offering material relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fractional interests in shares of preferred stock underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement and other offering material.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only an amount, however, that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to such holders. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights that we offer to holders of the preferred stock will be made available to the holders of depositary shares.

Redemption of Depositary Shares

If a series of preferred stock underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The depositary will mail notice of redemption not less than 30, and not more than 60, days before the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s books. The redemption price for each depositary share will be equal to the applicable fraction of the redemption price for each share payable with respect to the series of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the money, securities or other property payable upon the redemption and any money, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment that materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (1) all outstanding depositary shares issued under the agreement have been redeemed or (2) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of the depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the related preferred stock. The depositary will not be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless the holders provide it with satisfactory indemnity. The depositary may rely upon written advice of counsel or accountants, upon information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and upon documents it believes to be genuine.

DESCRIPTION OF COMMON STOCK

General

We are incorporated under the Texas Business Organizations Code, or “TBOC”, and are authorized to issue 50,000,000 shares of common stock, $1.00 par value, of which 13,333,047 shares were issued and outstanding as of April 20, 2012. Additionally, we maintain an equity based incentive compensation program for our executive officers, other key employees, directors and consultants in order to attract, retain and enable those persons to participate in our long-term success. Historically, stock options and restricted stock have been our primary form of long-term incentive compensation. As of April 20, 2012, there were options outstanding to purchase 864,075 shares of our common stock and 556,696 shares available (consisting of 56,696 shares remaining available for grant under our stock incentive plan plus 500,000 shares subject to approval by our shareholders at our 2012 annual meeting) for future grants under our stock incentive plans. There are also 771,429 shares of our common stock reserved for issuance under a warrant (the “Warrant”) issued in connection with our sale of securities to the United States Department of the Treasury (the “Treasury”) under its Capital Purchase Program. See “Description of Outstanding Capital Purchase Program Securities.”

Our board of directors may at any time, without additional approval of the holders of preferred stock or common stock (except as may be required by the rules of The Nasdaq Stock Market or any other exchange or market on which our securities may then be listed or quoted), issue additional authorized shares of preferred stock or common stock.

Upon our receipt of the full specified purchase price, the common stock will, when issued, be fully paid and nonassessable.

The summary of the terms of our common stock described below is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, both of which are on file with the Commission.

Voting Rights

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote at a meeting of our shareholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

No Preemptive or Conversion Rights

The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by us before such securities are offered to others. The absence of preemptive rights increases our flexibility to issue additional shares of common stock in connection with acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends

Holders of common stock are entitled to receive dividends ratably when, as and if declared by our board of directors from assets legally available therefor, after payment of all dividends on outstanding preferred stock, if any. See “Description of Preferred Stock—Dividends.” Under the TBOC, dividends may not be paid if, after the payment, our total assets are less than the sum of our total liabilities and stated capital, or if we would be unable to pay our debts as they become due in the usual course of business. While we have declared and paid quarterly dividends at times in the past, there is no assurance that we will pay dividends in the future.

Additionally, our ability to pay dividends on our common stock is subject to certain regulatory restrictions and we are restricted from paying any dividends on our common stock if required payments on our junior subordinated debentures are not made or deferred. See “Regulation and Supervision” and “Description of Preferred Stock—Dividends.”

Liquidation

Upon our liquidation, dissolution or winding up, holders of common stock are entitled to receive their pro rata portion of our remaining assets after the holders of our preferred stock, if any, have been paid in full any sums to which they may be entitled.

Provisions Delaying or Preventing a Change in Control

Our Articles of Incorporation and Bylaws contain provisions that, either alone or in combination with the provisions of the TBOC, may have the effect of delaying or making it more difficult for another person to acquire us by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. These provisions include, among other things:

•	a staggered board of directors;

•

ability of our board of directors to issue shares of preferred stock without shareholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of our common stock;

•	our shareholders’ inability to act without a meeting except by unanimous written consent;

•	several special procedural rules related to meetings of shareholders;

•	a provision of our Bylaws providing that only our board of directors may amend our Bylaws; and

•

provisions of the TBOC, which we did not opt out of in our Articles of Incorporation, that restrict business combinations with “interested shareholders” and provide that directors serving on staggered boards, such as ours, may be removed only for cause.

Any or all of these provisions could discourage tender offers or other business combination transactions that might otherwise result in our shareholders receiving a premium over the then current market price of our common stock.

Restrictions on Ownership

Under the Change in Bank Control Act of 1978, as amended, no individual or group acting in concert may acquire “control” of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock would, under the circumstances set forth in the presumption, constitute acquisition of control. Under the Change in Bank Control Act of 1978, as amended, the Federal Reserve has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the antitrust effects of the acquisition.

Additionally, under guidelines adopted by the Federal Reserve, no entity may own, control or have the power to vote more than 14.9% of our outstanding common stock without the approval of the Federal Reserve and no entity may own, control or have the power to vote between 10.0% and 14.9% of our outstanding common without limited Federal Reserve approval.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants we may issue. The prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders of warrants.

We have summarized the material terms and provisions of the warrant agreements and warrants in this section. We will file the forms of warrant agreements and the certificates representing the warrants as exhibits to a post-effective amendment to the registration statement of which this prospectus is a part or as an exhibit to documents incorporated or deemed incorporated by reference in this prospectus. You should read the applicable forms of warrant agreement and warrant certificate for additional information before you buy any warrants.

General

If warrants are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

•	the offering price;

•

in the case of warrants for common stock, the total number of shares that can be purchased if a holder of the warrants exercises them, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased if a holder of the warrants exercises them or that are underlying the depositary shares that can be purchased if a holder of the warrants exercises them, and in the case of warrants for debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder of the warrants exercises them;

•

the designation and terms of any series of debt securities, preferred stock or depositary shares with which the warrants are being offered and the number of warrants offered with each debt security, share of preferred stock or depositary share;

•	the date on and after which the holder of the warrants can transfer them separately from the related securities;

•

in the case of warrants for preferred stock, depositary shares or common stock, the price at which the preferred stock, depositary shares or common stock may be purchased if a holder of the warrants exercises them, and in the case of warrants for debt securities, the principal amount of the series of debt securities that can be purchased if a holder exercises the warrant and the price at which and currencies in which the principal amount may be purchased if a holder of the warrants exercises them;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	any material United States federal income tax consequences relevant to the warrants; and

•	any other terms of the warrants.

Unless we state otherwise in the applicable prospectus supplement, the warrants will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

Until any warrants to purchase debt securities are exercised, the holder of such warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of such warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock, depositary shares or common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•

delivering the warrant certificate representing the warrants to the warrant agent, or other office indicated in the applicable prospectus supplement, within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, the warrant agent will issue to you a new warrant certificate for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We, along with the warrant agent, may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of and the number of shares of common stock covered by a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•

if we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants;

•	if we distribute to all holders of common stock evidence of our indebtedness or our assets, excluding certain cash dividends and distributions referred to above; or

•	any other event described in the applicable prospectus supplement.

Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation, merger or share exchange involving us; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock become entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, share exchange, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

DESCRIPTION OF UNITS

This section describes the general terms and provisions of the units. The prospectus supplement will describe the specific terms of the units offered through that prospectus supplement and any general terms outlined in this section that will not apply to those units.

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.

DESCRIPTION OF OUTSTANDING CAPITAL PURCHASE PROGRAM SECURITIES

The following is a brief description of the terms of the Series A Preferred Stock and Warrant we issued to the Treasury under its Capital Purchase Program in January 2009. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Articles of Incorporation, including the related Statement of Designations with respect to the Series A Preferred Stock, and the Warrant, copies of which have been filed with the Commission as Exhibits 3.1 and 4.1 to our Current Report on Form 8-K filed on January 21, 2009 and incorporated by reference into this prospectus and are also available from us upon request. See “Where You Can Find More Information” for more information.

Series A Preferred Stock

General

As of the date of this prospectus, there were 45,000 shares of Series A Preferred Stock outstanding, all of which have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $1.00 par value per share, with a liquidation value of $1,000 per share. Other than the Series A Preferred Stock, no other shares of our preferred stock were issued and outstanding as of the date of this prospectus.

Dividends Payable On Shares of Series A Preferred Stock

Holders of shares of Series A Preferred Stock are entitled to receive, if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share based on the $1,000 per share liquidation preference of the Series A Preferred Stock with respect to each dividend period for the first five years, and at a rate of 9% per annum thereafter.

Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series A Preferred Stock are payable to holders of record of shares of Series A Preferred Stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable dividend payment date.

If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Stock, we are required to provide written notice to the holders of shares of Series A Preferred Stock prior to the applicable dividend payment date.

Additionally, we are restricted from paying any dividends on our preferred stock if required payments on our outstanding junior subordinated debentures are not made or deferred. As of the date of this prospectus, we had $36.1 million outstanding in junior subordinated debentures issued by us in exchange for funds received from the sale of trust preferred securities by our unconsolidated subsidiary trust, MCBI Statutory Trust I. The junior subordinated debentures mature on December 15, 2035, but are redeemable at our option at par plus accrued and unpaid interest.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Texas state laws relating to the payment of dividends.

Since we are a holding company with no significant assets other than MetroBank and Metro United, we depend upon dividends from MetroBank and Metro United for all of our revenues. Accordingly, our ability to pay dividends depends upon the results of operations of MetroBank and Metro United and our receipt of dividends or other capital distributions from MetroBank and Metro United. Various statutory and regulatory restrictions, however, directly or indirectly limit the amount of dividends MetroBank and Metro United can pay. See “Regulation and Supervision.”

Priority of Dividends

With respect to the payment of dividends and the amounts to be paid upon liquidation, dissolution or the winding up of MetroCorp, the Series A Preferred Stock ranks:

•	senior to our common stock and all other equity securities designated as ranking junior to the Series A Preferred Stock; and

•

at least equally with all other equity securities not designated as ranking junior to the Series A Preferred Stock, designated as ranking on a parity with the Series A Preferred Stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding up of MetroCorp.

So long as any shares of Series A Preferred Stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever shall be paid or declared on our common stock or other junior stock, other than a dividend payable solely in common stock. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series A Preferred Stock for all prior dividend periods, other than:

•

purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business (including purchases to offset the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation pursuant to a publicly announced repurchase plan);

•

purchases or other acquisitions by any broker-dealer subsidiaries of MetroCorp solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•

purchases or other acquisitions by any broker-dealer subsidiaries of MetroCorp for resale pursuant to an offering by MetroCorp of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not MetroCorp or a subsidiary of ours, including as trustee or custodian; and

•

the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 16, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

If we repurchase shares of Series A Preferred Stock from a holder other than the Treasury, we must offer to repurchase a ratable portion of the Series A Preferred Stock then held by the Treasury.

On any dividend payment date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date therefor falling within the dividend period and related to the dividend payment date for the Series A Preferred Stock), with respect to the Series A Preferred Stock and any other parity stock shall be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.

Subject to the foregoing, such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

We may, at our option upon written notice, subject to the approval of our primary federal banking regulator, the Federal Reserve, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time for cash at a redemption price equal to the sum of (i) $1,000 per share of Series A Preferred Stock, and (ii) any accrued and unpaid dividends up to and including the date fixed for redemption.

Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record on such dividend record date of the redeemed shares of Series A Preferred Stock. If the Series A Preferred Stock is then held in certificated form, record holders of certificates representing the Series A Preferred Stock to be redeemed will surrender such certificates at the place designated in the notice of redemption and will be entitled to the redemption price and any accrued and unpaid dividends payable upon the redemption following surrender of the certificates.

Notice of redemption must be sent by first class mail to the holders of record of the shares of Series A Preferred Stock to be redeemed not less than 30 nor more than 60 days before the date of redemption, or, if shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, notice may be given at such time and in any manner permitted by such facility.

If notice of redemption of any Series A Preferred Stock has been given and if we have set aside in trust the funds necessary for the redemption for the benefit of the record holders of Series A Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on the Series A Preferred Stock and such Series A Preferred Stock will no longer be deemed outstanding and all rights of the holders of such Series A Preferred Stock will terminate, except for the right to receive the redemption price plus any accrued and unpaid dividends payable upon the redemption. Any funds unclaimed at the end of three years from the redemption date will, to the extent permitted by law, be released to us, after which time the holders of the shares so called for redemption may look only to us for payment of the redemption price of such shares.

The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption. Holders of the Series A Preferred Stock have no right to require redemption or repurchase of any shares of the Series A Preferred Stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Stock will be entitled to receive an amount per share of Series A Preferred Stock, which we refer to in this prospectus as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series A Preferred Stock.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series A Preferred Stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Stock do not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series A Preferred Stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will be increased by two. Holders of Series A Preferred Stock, together with the holders of any outstanding parity stock with like voting rights, which we refer to in this prospectus as voting parity stock, voting as a single class, will be entitled to elect the two additional members of our board of directors, which we refer to in this prospectus as the preferred stock directors, at the next annual meeting (or at a special meeting called for the purpose of electing the preferred stock directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of the Nasdaq Global Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Upon the termination of the right of the holders of Series A Preferred Stock and voting parity stock to vote for preferred stock directors, as described above, the preferred stock directors will immediately cease to be qualified as directors, their term of office shall terminate immediately and the number of our authorized directors of will be reduced by the number of preferred stock directors that the holders of Series A Preferred Stock and voting parity stock had been entitled to elect. The holders of a majority of shares of Series A Preferred Stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series A Preferred Stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our Articles of Incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series A Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

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any amendment or alteration of our Articles of Incorporation or statement of designation to authorize or create or increase the authorized number or amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of MetroCorp;

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any amendment, alteration or repeal of any provision of the statement of designations for the Series A Preferred Stock or our Articles of Incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

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any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or of a merger or consolidation of us with another entity, unless the shares of Series A Preferred Stock remain outstanding following any such transaction or, if we are not the surviving entity, are converted into or exchanged for preference securities and such remaining outstanding shares of Series A Preferred Stock or preference securities have rights, references, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole;

provided, however, any increase in the number of shares of authorized preferred stock, including any increase in the authorized number of shares of Series A Preferred Stock necessary to satisfy preemptive or similar rights granted by us to other persons prior to January 16, 2009, or the creation and issuance, or an increase in the authorized or issued number of shares, whether pursuant to preemptive or similar rights or otherwise, of any other series of preferred stock, or any increase in the amount of securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon our liquidation, dissolution or winding up will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series A Preferred Stock.

To the extent of the voting rights of the Series A Preferred Stock, each holder of Series A Preferred Stock has one vote for each $1,000 of liquidation preference to which such holder’s shares of Series A Preferred Stock are entitled.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect the redemption.

Warrant to Purchase Common Stock

Shares of Common Stock Subject to the Warrant

The Warrant is initially exercisable for 771,429 shares of our common stock. The Treasury agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the Warrant. The number of shares subject to the Warrant is subject to the adjustments described below under the heading “—Adjustments to the Warrant.”

Exercise of the Warrant

The initial exercise price applicable to the Warrant is $8.75 per share of common stock for which the Warrant may be exercised by the warrantholder. The Warrant may be exercised, in whole or in part, at any time on or before January 16, 2019 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the shares of common stock for which the Warrant is being exercised. The exercise price may be paid either by the withholding by us of such number of shares of common stock issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our common stock on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the Warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the Warrant (less the pro-rated exercise price of the Warrant) for any fractional shares that would have otherwise been issuable upon exercise of the Warrant. We will at all times reserve the aggregate number of shares of our common stock for which the Warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the Warrant with the Nasdaq Global Market.

Rights as a Shareholder

The warrantholder has no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The Warrant, and all rights under the Warrant, are otherwise transferable by the warrantholder.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the Warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we effect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the Warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving us and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the Warrant shall be converted into the right to exercise the Warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction.

PLAN OF DISTRIBUTION

We may sell our securities in any of the following ways (or in any combination):

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them; and

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the gross proceeds of the securities offered pursuant to this prospectus and any applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters in connection with sales of the securities. The securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities of a series if they purchase any of such securities.

We may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the prospectus supplement relating thereto. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such securities.

In connection with an offering, the underwriters or other agents may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by an agent of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The agents may also impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the discount received by it because the agents have repurchased securities sold by or for the account of that agent in stabilizing or short-covering transactions.

These activities by the agents may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If a dealer is utilized in the sales of securities, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Our securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the securities remarketed thereby.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

We may authorize underwriters or other persons acting as agents to solicit offers by certain institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date.

Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Disclosure in the prospectus supplement of the use by us of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that are described in the prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Other than our common stock, and unless otherwise specified in the applicable prospectus supplement, each class or series of securities offered by this prospectus and the applicable prospectus supplement will be a new issue of securities with no established trading market. The securities may or may not be listed on a national securities exchange or a foreign securities exchange, except for the common stock which is currently listed and traded on the Nasdaq Global Market. We cannot give you any assurance as to the liquidity of or the trading markets for any securities.

LEGAL MATTERS

The validity of the securities offered under this prospectus will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of MetroCorp Bancshares, Inc. and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 (which is included in management’s report on internal control over financial reporting) have been incorporated by reference in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2010 and for each of the two years in the period ended December 31, 2010 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 has been incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

4,445,000 Shares

Common Stock

Keefe, Bruyette & Woods